Exhibit 10.3

EXECUTION VERSION

INVESTMENT AGREEMENT

by and between

EACH INVESTOR IDENTIFIED ON THE SIGNATURE PAGES HERETO (THE

“INVESTOR”),

AND

rcs capital corporation

Dated as of August 6, 2015

3.4	Consents, etc	29
3.5	Available Funds	30
3.6	Investment Intent	30
3.7	No Other Representations and Warranties	30

Article IV Covenants		30
4.1	Conduct of Business	30
4.2	Access; Confidentiality	31
4.3	Reasonable Best Efforts; Regulatory Approvals; Client Consents	32
4.4	Public Announcements; Confidentiality	32
4.5	Supplemental Disclosure	33
4.6	Listing Undertaking	33
4.7	Certificate of Designation	35
4.8	Board of Directors	35
4.9	NYSE Rules; Reservation of Shares of Common Stock	35
4.10	Investor Undertaking	35
4.12	Expenses; Transfer Taxes	35
4.13	Further Assurances	35

Article V Conditions to the Closing		36
5.1	Mutual Conditions	36
5.2	Additional Conditions to the Obligations of the Investors	36
5.3	Additional Conditions to the Obligations of the Company	37

Article VI Termination		38
6.1	Termination	38
6.2	Termination Right	39
6.3	Effect of Termination	40

Article VII Indemnification		40
7.1	Indemnification by the Company	40
7.2	Indemnification by the Investor	41
7.3	Indemnification Procedures	43
7.4	General	44

Article VIII General Provisions		45
8.1	Survival	45
8.2	Notices	46
8.3	Interpretation	47
8.4	Amendment and Modification; Waiver	47
8.5	Entire Agreement	48
8.6	Disclosure Letters	48
8.7	Third Party Beneficiaries	48
8.8	Specific Performance	48
8.9	Assignment; Binding Effect	49

8.10	Governing Law	49
8.11	Jurisdiction; Waiver of Jury Trial	49
8.12	Severability	49
8.13	Counterparts	50

ARTICLE IX DEFINITIONS		50

EXHIBITS

Exhibit A – Form of Certificate of Designation

Exhibit B – Purchased Shares

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT, dated as of August 6, 2015 (this “Agreement”), is made by and between each investor identified on the signature pages hereto (the “Investor”), and RCS Capital Corporation, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Article IX.

RECITALS

A. The Company has (i) 300,000,000shares of authorized Class A common shares, $0.001 par value per share (the “Class A Common Stock”), of which, at the close of business on August 5, 2015, 77,151,089 shares of Class A Common Stock were issued and outstanding, and (ii) 100,000,000 shares of authorized Class B common shares, $0.001 par value per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), of which one (1) Class B share is issued and outstanding (the “Class B Share”) and owned, beneficially and of record, by RCAP Holdings, LLC, and (iii) 100,000,000 shares of authorized preferred stock, $0.001 par value per share (the “Preferred Stock”), of which, as of the date hereof, (x) 5,800,000 shares of Series B preferred stock (the “Series B Preferred Stock”) are authorized, issued and outstanding and 80% of which are owned, beneficially and of record, by Luxor Capital Group, LP together with its affiliates and its subsidiaries (“Luxor”) and (y) 4,400,000 shares of Series C preferred stock (the “Series C Preferred Stock”) are authorized, issued and outstanding and owned, beneficially and of record, by Luxor.

B. The Company intends to issue and sell to Investors, and Investors intend to purchase from the Company, 500,000 shares of a newly created series of convertible preference stock having the designation, powers, preferences and rights set forth in a certificate of designation in the form attached as Exhibit A (the “Certificate of Designation” and such series of preferred stock, the “Series D-2 Preferred Stock”).

C. Concurrently with the execution of this Agreement, AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“AMH”) has entered into a Transaction Agreement with AR Capital, LLC, a Delaware limited liability company (“ARC”), and AR Global, LLC, a Delaware limited liability company (“Newco”), pursuant to which, and subject to the terms and conditions thereof, (i) ARC shall transfer to Newco all of the assets (including equity interests in Subsidiaries) used in the conduct of its business, other than certain excluded assets, and Newco shall assume certain liabilities relating to ARC’s business, in exchange for 100% of the equity units of Newco and (ii) ARC shall transfer to AMH 60% of the equity units of Newco in exchange for the consideration set forth therein (the “ARC Transaction Agreement”).

D. Concurrently with the execution of this Agreement, the Company has entered into a Membership Interest Purchase Agreement, with RCS Capital Holdings, LLC (“RCS Holdings”) and Apollo Management Holdings, L.P. (“AMH”) pursuant to which, and subject to the terms and conditions thereof, the Company and RCS Holdings shall sell to AMH (i) 100% of the authorized, issued and outstanding equity securities of Realty Capital Securities, LLC, (ii) 100% of the authorized, issued and outstanding equity securities of American National Stock Transfer, LLC, and (iii) 100% of the authorized, issued and outstanding equity securities of Strategic Capital Management Holdings, LLC (the “MIPA”).

E. Concurrently with the execution of this Agreement, the Company has entered into an investment agreement with Apollo, pursuant to which Apollo shall purchase a specified number of series D-1 preferred stock (such series of preferred stock, the “Series D-1 Preferred Stock” and together with the Series D-2 Preferred Stock, the “Series D Preferred Stock”) from the Company (the “Apollo Transaction”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I

TRANSACTION

1.1           Issuance. Prior to the Closing, the Company shall create or cause to be created the Series D-2 Preferred Stock, which shall have the rights, powers and preferences set forth in the Certificate of Designation.

1.2           Purchase. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell to each Investor, and each Investor agrees to purchase severally not jointly from the Company, at the Closing, the number of shares of Series D-2 Preferred Stock set forth opposite Investor’s name on Exhibit B, at the Price Per Share. The shares of Series D-2 Preferred Stock to be purchased by each Investor pursuant to this Section 1.2 are herein called the “Purchased Shares”.

1.3           The Closing. The closing of the purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. local time on the fifth Business Day following the Closing Condition Satisfaction Date (subject to the satisfaction or waiver of those conditions that by their terms are to be satisfied by actions taken at the Closing), provided that the parties may agree in writing on another time, date or place for the Closing. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”.

1.4           Closing Deliveries. At the Closing:

(a)          the Company shall issue to each Investor the number of Purchased Shares set forth opposite such Investor’s name on Exhibit B as evidenced by one or more certificates dated the Closing Date and bearing appropriate legends as hereinafter provided for, registered in the register of shareholders of the Company in each Investor’s name.

(b)          each Investor shall severally and not jointly pay to the Company by wire transfer of immediately available funds to the account of the Company designated by the Company to each Investor in writing at least three Business Days prior to the Closing Date an amount equal to the number of the Purchased Shares multiplied by the Per Share Price (the “Purchase Price”);

(c)          the Company shall have delivered to each Investor a statement, meeting the requirements of Section 1.897-2 of the Treasury Regulations, to the effect that the Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code and the Treasury Regulations thereunder; and

(d)          Investor shall have received from Proskauer Rose LLP, (and/or Delaware counsel) to the Company, a legal opinion addressed to each Investor, dated as of the Closing Date, in a form reasonably acceptable to each Investor;

(e)          each party shall deliver, or shall cause to be delivered, to each other party, as applicable, a copy of the Ancillary Agreements, duly executed by such party or by its Subsidiaries or Affiliates who are party thereto.

1.5           Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares hereunder, the Apollo Transaction and cash on hand of the Company as the Board of Directors of the Company determines at a meeting to be held promptly following the issuance of the Purchased Shares.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the corresponding section of the Company Disclosure Letter and (ii) the Declarative Portions of the Company’s Recent SEC Filings, the Company represents and warrants to each Investor as follows:

2.1           Organization, Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and, where applicable, is duly qualified or licensed as a foreign limited liability company, corporation or other business entity to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of the properties, assets and rights owned, leased or operated by it makes such qualification or license necessary, and the Company and each of its Subsidiaries has the requisite limited liability company, corporate or similar power and authority necessary to own all of its properties, assets and rights and to carry on its business as it is now being conducted, except where any failure to be so qualified, licensed or in good standing or to have such power or authority would not, individually or in the aggregate, be Material to a Reasonable Investor. Neither the Company nor any of its Subsidiaries is in material violation of any provision of its Organizational Documents.

2.2           Authority. The Company has the requisite power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement, the performance of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate or similar action of the Company and no other corporate or similar action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Registration Rights Agreement, the performance by it of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby. This Agreement entered into as of the date hereof has been, and at the Closing the Registration Rights Agreement to which the Company is party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

2.3           Non-Contravention. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder will not (with or without the giving of notice, the termination of any grace period or both): (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of the Company or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 2.4(a), have been obtained or made, (i) violate any Applicable Law, (ii) violate, result in a violation or breach by the Company of, or cause the termination, acceleration or cancellation or the loss, impairment or alteration of any right or benefit (including with respect to Intellectual Property) under, or conflict with or constitute a default (or give rise to a right of termination, acceleration, cancellation or the loss, impairment or alteration of any right or benefit (including with respect to Intellectual Property) under, any mortgage, indenture, lease, license, note, website terms of use, privacy policy or statement, contract or agreement (each, whether oral or written, a “Contract”) to which the Company is a party or by which the Company or any of its properties is bound, whether with the passage of time, giving of notice, or both or (iii) result in the creation of any Lien on any of the assets or properties of the Company, except, in the cases of clauses (i), (ii) and (iii), for any such violation, breach, termination, acceleration, conflict, default or Lien as would not, individually or in the aggregate, be Material to a Reasonable Investor.

2.4           Consents.

(a)          Except as described in Section 2.4 of the Company Disclosure Letter, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority (collectively, “Governmental Approvals”) is required for the execution and delivery by the Company of this Agreement and the Registration Rights Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby, except in any such case for any such Governmental Approval which is required solely by reason of the specific regulatory status of each Investor or its respective Affiliates or the failure of which to be obtained or made would not, individually or in the aggregate, be Material to a Reasonable Investor.

(b)          No consent, authorization, approval or waiver from any party (other than a Governmental Authority) to any Contract (collectively, “Third Party Consents”) is required for the execution and delivery by the Company of this Agreement or the Registration Rights Agreement, the performance by it of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby or thereby, except in any such case for any such Third Party Consent the failure of which to be obtained or made would not, individually or in the aggregate, be Material to a Reasonable Investor.

2.5           Capitalization.

(a)          The Company. The authorized, issued and outstanding capital stock of the Company (but without giving effect to the issuance of shares of the Series D Preferred Stock and the shares of Class A Common Stock issuable upon conversion thereof) is as set forth in Recital A, and the ownership of the Class B Share, the shares of Series B Preferred Stock and the shares of Series C Preferred Stock is as set forth in Recital A. All of the outstanding shares of Common Stock and Preferred Stock are validly issued, fully paid and nonassessable, were issued in compliance with all Applicable Laws or exemptions therefrom and have not been issued in violation of any preemptive or similar rights. At the Closing, the Series D-2 Preferred Stock will have been duly authorized, and a sufficient number of shares of Class A Common Stock will have been duly authorized and validly reserved for issuance upon conversion of the shares of Preferred Stock (including the Series D-2 Preferred Stock) outstanding after giving effect to the Closing. The Purchased Shares (when issued and paid for at Closing) and the shares of Class A Common Stock issuable upon conversion of the Purchased Shares (when so converted) will have been validly issued, fully paid and nonassessable, will have been issued in compliance with all Applicable Laws or exemptions therefrom and will not have been issued in violation of any preemptive or similar rights. At Closing, each Investor will own the Purchased Shares, beneficially and of record, free and clear of any Lien (other than Liens arising as a result of this Agreement or under applicable securities laws). Except as set forth above, there are no outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of the Company, any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of capital stock or other equity interests of the Company or any rights to receive payments based on the value of, or payments in respect of, any shares of capital stock or other equity interests of the Company. The Company is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, or shareholders agreement with respect to the sale or voting of any shares of capital stock or other equity interests of the Company or any securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of the Company.

(b)          Subsidiaries. All outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are validly issued, fully paid and nonassessable, were issued in compliance with all Applicable Laws or exemptions therefrom and have not been issued in violation of any preemptive or similar rights, and are owned, directly or indirectly, by the Company. There are no outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of any of the Company’s Subsidiaries, any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of capital stock or other equity interests of any of the Company’s Subsidiaries, or any rights to receive payments based on the value of, or payments in respect of, any shares of capital stock or other equity interests of any of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, limited liability company agreement or shareholders agreement with respect to the sale or voting of any shares of capital stock or other equity interests of the Company’s Subsidiaries, or any securities convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of the Company’s Subsidiaries.

2.6           Company SEC Documents; Internal Controls.

(a)          Since January 1, 2014, the Company has timely filed or otherwise transmitted all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, required to be filed or furnished by the Company with or to the SEC (the “Company SEC Documents”). As of their respective dates, or if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed or furnished (or, if amended prior to the date hereof, as of the date of the last such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any reports, registrations, documents, filings, statements or submissions with the SEC. There are no outstanding or unresolved comments in comment letters received from the SEC by the Company. To the Company’s knowledge, none of the Company SEC Documents is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)          The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is material, individually or in the aggregate, and to the absence of notes therein) and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC.

(c)          The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and the listing application and other rules of the NYSE. Since January 1, 2014, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)          The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)          Since January 1, 2014, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)), to the Company’s auditors and the audit committee of the board of directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)           The Company has provided to each Investor a copy of the most recent draft of its Quarterly Report on Form 10-Q (the “Draft 10-Q”) for the quarter ended June 30, 2015.

2.7           Litigation.

(a)          Section 2.7(a) of the Company Disclosure Letter contains a true, complete and correct list, since January 1, 2014 through the date of this Agreement, of all pending and, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding (including disciplinary proceedings), action, cease and desist letter, offer to license in lieu of further action, demand, claim, suit or governmental or regulatory investigation or inquiry of any nature (collectively, “Proceedings”) against or relating to the Company or any of its Subsidiaries or any of their properties, assets or businesses. As of the date hereof, there is no Proceeding pending or, to the Company’s Knowledge, threatened against or relating to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses (including the Business) that would, individually or in the aggregate, be Material to a Reasonable Investor, or prohibit or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder on a timely basis.

(b)          Section 2.7(b) of the Company Disclosure Letter contains a true, complete and correct list of all material judgments, decrees, injunctions or orders of any Governmental Authority to which the Company or its Subsidiaries is or was subject or any of its properties is or was bound, in each case from January 1, 2014 through the date of this Agreement. As of the date hereof, there are no settlement agreements or similar written agreements with any Governmental Authority or outstanding judgments, decrees, injunctions or orders of any Governmental Authority to which the Company or any of its Subsidiaries is subject or any of their respective properties are bound that would, individually or in the aggregate, be reasonably expected to (x) be Material to a Reasonable Investor, or (y) prohibit or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder and thereunder on a timely basis. As of the date hereof, neither the Company nor any of its Subsidiaries is, or has been, subject to any felony, misdemeanor, decree, order, proceeding or examination that would cause the Company or any of its Subsidiaries, to be an ”ineligible issuer” as such term is defined in Rule 405 under the Securities Act of 1933, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the Company or any of its Subsidiaries becoming an “ineligible issuer.”

2.8           Compliance with Laws; Permits and Licenses.

(a)          The operations of the Company and its Subsidiaries are and since January 1, 2014 have been conducted in compliance in all material respects with all Applicable Laws. Neither the Company nor any of its Subsidiaries is in material default under any Applicable Law or, to the Knowledge of the Company, there is no investigation by any Governmental Authority with respect to any material violation of any Applicable Law. The Company and its Subsidiaries hold, and at all times as required by Applicable Law have held, all material permits, certificates, licenses, Governmental Approvals and other authorizations of any Governmental Authority (“Permits”) that are necessary for the operation of their business as presently conducted or the ownership, operation or use by the Company and its Subsidiaries of their properties, assets and rights, except where the failure to hold any such Permit would not, individually or in the aggregate, be Material to a Reasonable Investor. All Permits held by the Company and its Subsidiaries are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened. The Company and its Subsidiaries are in compliance in all material respects with all the Permits held by them. As of the date hereof, the Company has not received any written notification from any Governmental Authority asserting that the Company or its Subsidiaries is not in compliance with any Applicable Law that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any Permit, except where such noncompliance, revocation or suspension would not, individually or in the aggregate, be Material to a Reasonable Investor.

(b)          As of the date hereof, no Proceeding, examination, audit or review (other than routine examinations, audits and reviews in the ordinary course of business consistent with past practice) with respect to the Company or its Subsidiaries has been initiated or is ongoing, unresolved or, to the Knowledge of the Company, threatened by any applicable Governmental Authority. The Company has not received any notice or communication of any unresolved violation or exception from any applicable Governmental Authority with respect to any report or statement by any applicable Governmental Authority relating to any examination that would, individually or in the aggregate, be Material to a Reasonable Investor. Except to the extent restricted from doing so by Applicable Law, the Company has previously provided to or otherwise made available to Luxor true, complete and correct copies of all written correspondence relating to any investigation or examination provided to or by the Company by the SEC or any other Governmental Authority since January 1, 2014.

(c)          No director or officer of the Company or any of its Subsidiaries, or to the Company’s Knowledge, no employee or agent of the Company or any of its Subsidiaries acting for or on behalf of the Company has, directly or indirectly (i) used any funds for contributions, gifts, gratuities, entertainment or other expenses related to political activity, in each case in violation of Applicable Law, (ii) made any payment in violation of Applicable Law or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office in each case in violation of Applicable Law and for the purpose of influencing any act or decision of such individual or of any Governmental Authority or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any Person in violation of Applicable Law, (iii) made any other payment, regardless of form, whether in money, property or services which constitutes criminal bribery under Applicable Law, or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any Applicable Law of similar effect.

2.9           Absence of Certain Changes; No Undisclosed Liabilities.

(a)          Since December 31, 2014, through the date of this Agreement, except as set forth in the Company SEC filings and the draft 10-Q or otherwise contemplated by this Agreement, (i) there has been no change, event or development that, individually or in the aggregate, is or would be Material to a Reasonable Investor, and (ii) the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice in all material respects.

(b)          Except as contemplated by this Agreement and except as (i) specifically reserved for or otherwise reflected in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, (ii) incurred after December 31, 2014 in the ordinary course of business consistent with past practice liabilities, and (iii)  individually or in the aggregate, is not and would not reasonably be Material to a Reasonable Investor, the Company and its Subsidiaries do not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether or not such liabilities or obligations would be required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

2.10         Personnel and Employee Benefits Matters.

(a)          No liability under Title IV or Sections 302, 303 or 304 of ERISA or Sections 412, 430 or 431 of the Code has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full, and no condition exists that could present a material risk that the Company or any of its Subsidiaries could reasonably be expected to incur any such liability. No Employee Benefit Plan is subject to Title IV of ERISA, and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Employee Benefit Plan, and neither the Company or any of its Subsidiaries has any material Tax liability under Section 4975 of the Code. All contributions required to be made to any Employee Benefit Plan by Applicable Law or by any Employee Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, in each case for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(b)          Except as would not, individually or in the aggregate, be Material to a Reasonable Investor, (i) each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, and (ii) each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that it is so qualified and that any trust maintained thereunder is exempt from taxation under Section 501(a) of the Code, in each case which letter has not been revoked, and, to the Company’s Knowledge, there are no existing circumstances or events that have occurred which would reasonably be expect to adversely affect the qualified status of any such Employee Benefit Plan or related trust.

(c)          No Employee Benefit Plan provides, and neither the Company nor any of its Subsidiaries have committed to provide, benefits including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage mandated by Section 4980B of the Code or Section 601 et seq. of ERISA or similar Applicable Law).

(d)          There are no pending or, to the Company’s Knowledge, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary under any such Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, material liability for the Company and its Subsidiaries, taken as a whole, and, to the Company’s Knowledge, no set of circumstances exists which would reasonably be expected to give rise to such a claim.

(e)          Except as would not, individually or in the aggregate, be Material to a Reasonable Investor, (i) each of the Company and its Subsidiaries is in compliance with all Applicable Laws respecting labor, employment, worker classification, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters, (ii) no claim with respect to payment of wages, salary, compensation or benefits pay is pending or, to Knowledge of the Company, threatened, by or before any Governmental Authority with respect to any current or former employees, officers, directors, managers or consultants of the Company or any of its Subsidiaries, (iii) the Company and each of its Subsidiaries has paid all of its current and former employees, directors, officers and consultants or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Persons, and (iv) each individual who renders services to the Company or any of its Subsidiaries who is classified by any such entity as having the status of an independent contractor or other non-employee status or the status of an exempt employee or nonexempt employee for any purpose, including for purposes of participation in any Employee Benefit Plan, is properly so characterized under all Applicable Laws.

(f)          Except as set forth on Section 2.10(g) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of any of the transactions contemplated by this Agreement will not (alone or in combination with any other event), (i) entitle any current or former employee, director, officer or consultant of the Company or any of its Subsidiaries to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, director, officer or consultant, (iii) result in any forgiveness of indebtedness, trigger any funding or payment obligation under any Employee Benefit Plan or impose any restrictions or limitations on the ability of the Company or any of its Subsidiaries right to administer, amend or terminate any Employee Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by section 4999 of the Code or any Taxes required (alone or in combination with any other event) by section 409A of the Code as a result of the execution, delivery and performance of this Agreement and the consummation of any of the transactions contemplated by this Agreement.

(g)          Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement.

2.11         Taxes.

(a)          Except as set forth on Section 2.11 of the Company Disclosure Letter, all material U.S. income and other material Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and all Tax Returns filed by, on behalf of, or with respect to the Company or any of its Subsidiaries are true, complete and correct in all material respects. All material Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to, or that could give rise to a Lien on the assets of, the Company or any of its Subsidiaries have been duly and timely paid other than those Taxes not yet due. All material Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose. Except for Permitted Liens, there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries.

(b)          All accounting entries (including charges and accruals) for material Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any material Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)          No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes with respect to the Company or any of its Subsidiaries, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority. No material Taxes with respect to the Company or any of its Subsidiaries are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened in writing to assert any deficiency, claim or issue with respect to any material Taxes or any adjustment to any material Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open. No jurisdiction (whether within or without the United States) in which any of the Company or its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of material Tax has asserted in writing that the Company or any of its Subsidiaries is required to file such Tax Return or pay such type of material Tax in such jurisdiction.

(d)          Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, except for groups whose only members are two or more of the Company and its Subsidiaries or (iii) has any liability for the Taxes of any Person (other than the Company or another Subsidiary of the Company) (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements (other than any customary tax sharing or allocation provisions in commercial contracts not primarily related to Taxes) (“Tax Agreements”), or otherwise).

(e)          Neither the Company nor any of its Subsidiaries has participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(f)           The representations and warranties set forth in this Section 2.11 and in Section 2.10 are the exclusive representations and warranties of the Company with respect to Tax matters.

2.12         Properties and Assets.

(a)          The Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each of the leased premises in which the Company or any of its Subsidiaries currently conducts its business, except as may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles and except for any failure to have leasehold that would not, individually or in the aggregate, be Material to a Reasonable Investor. Neither the Company nor any of its Subsidiaries owns any real property.

(b)          The Company and its Subsidiaries own and have good, valid and marketable title to or, in the case of leased property, good and valid leasehold interests in, or otherwise will have full or sufficient and legally enforceable rights to use, all of the tangible properties, assets and rights (tangible or intangible, and real, personal or mixed) used or held for use in connection with, necessary for the conduct of, or otherwise material to the operations of, the businesses of the Company and its Subsidiaries, in each case free and clear of any Lien other than Permitted Liens, except for any failure to have such titles, interests or rights that would not, individually or in the aggregate, be Material to a Reasonable Investor.

2.13         Material Agreements. Section 2.13 of the Company Disclosure Letter lists each Material Contract to which the Company or any Subsidiary is a party or bound as of the date of this Agreement. Each such Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary, as the case may be, and, to the Company’s Knowledge, each other party thereto, in each case in full force and effect and enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice of cancellation or termination under any option or right reserved to the other party to any Material Contract or any written or, to the Company’s Knowledge, oral notice of default under such Material Contract. As of the date hereof, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a breach or default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto under, or result in a right in termination of, any such Material Contract, except as would not , individually or in the aggregate, be Material to a Reasonable Investor.

2.14         Intellectual Property and IT Systems.

(a)          The Owned Intellectual Property is subsisting, and, to the Company’s Knowledge, is valid and enforceable. Neither the Company nor any of its Subsidiaries has conducted its business in a manner that would reasonably be expected to result in (i) the cancellation or unenforceability of any issued, registered or applied for Owned Intellectual Property except as would not, individually or in the aggregate, be Material to a Reasonable Investor, or (ii) the unauthorized disclosure of any material confidential Intellectual Property used in its business. After giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries (x) are the owners of all of the Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (y) own, license or otherwise have the right to use all the Intellectual Property necessary and sufficient to conduct their businesses as currently conducted.

(b)          Since January 1, 2014, (i) the conduct of the Company’s and its Subsidiaries businesses has not been and, as currently conducted, is not infringing, misappropriating, diluting or otherwise violating (“Infringing”) in any material respects the rights of any Person in respect of any Intellectual Property and (ii) to the Company’s Knowledge, none of the material Owned Intellectual Property has been or is being Infringed by any Person.

(c)          The IT Systems (i) are in reasonably good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable (including with respect to working condition and capacity) for the purposes for which they are being used or held for use, and (ii) to the Company’s Knowledge, do not contain any Malware that would reasonably be expected to interfere with the ability of the Company or any of its Subsidiaries to conduct their businesses. The Company and its Subsidiaries (x) have implemented and maintain commercially reasonable security, business continuity, and backup and disaster recovery plans and procedures with respect to the IT Systems, (y) act in material compliance therewith, and (z) have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. The Company and its Subsidiaries have implemented or are in the process of implementing in a timely manner all security patches or security upgrades that are generally available for the IT Systems that process data or non-public information that is sensitive in nature about their investors.

2.15         Data Protection and Privacy.

(a)          Since January 1, 2014, the Company and its Subsidiaries and the Sponsored Funds have been and are in compliance in all material respects with any and all Applicable Laws, contractual requirements, terms of use and privacy policies pertaining to data protection or information privacy, security, collection, use, disclosure, disposal, maintenance and transmission.

(b)          The Company and its Subsidiaries uses commercially reasonable industry standards to protect the secrecy of data and non-public information that it (or any third Person on behalf of it) collects, stores, uses, maintains or transmits and to prevent unauthorized access to, and use or disclosure of, such data or non-public information by any other Person. Since January 1, 2014, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any third Person working on behalf of any of them, has had an incident of unauthorized (i) access, (ii) disclosure, (iii) use, (iv) destruction or (v) loss of any data or non-public information that Company or its Subsidiaries (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits

2.16         Broker-Dealer Matters.

(a)          Registration. Section 2.16(a) of the Company Disclosure Letter lists each Subsidiary that is registered as a broker-dealer with the SEC (collectively, the “Broker-Dealer Subsidiaries”). Each Broker-Dealer Subsidiary is, and at all times since January 1, 2014, has been, (i) duly registered under Section 15 of the Exchange Act with the SEC, (ii) in compliance with Applicable Laws governing their activities and (iii) current in all filings required by the SEC or any other Governmental Authority to which they are subject, except, in each case, as would not, individually or in the aggregate, be Material to a Reasonable Investor. Except as set forth in Section 2.18(a) of the Company Disclosure Letter, since January 1, 2014, none of the Broker-Dealer Subsidiaries has received notice of any material violation of any Applicable Laws governing their activities. The Broker-Dealer Subsidiaries are, and at all times since January 1, 2014, have been, (x) members in good standing of Financial Industry Regulatory Authority (“FINRA”) and any other Self-Regulatory Organizations in which their membership is required in order to conduct their business as conducted and (y) in compliance with all applicable rules and regulations of FINRA and any such other Self-Regulatory Organizations, except as would not, individually or in the aggregate, be Material to a Reasonable Investor. As of the date hereof, no Subsidiary of the Company other than the Broker-Dealer Subsidiaries is registered or required to be registered as a broker or dealer with the SEC or any other Governmental Authority.

(b)          Disqualification. None of the Broker-Dealer Subsidiaries nor, to the Company’s Knowledge, any “associated person” (within the meaning of the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to act as a broker or dealer or as an associated person of a registered broker-dealer as a result of a “statutory disqualification,” as such term is defined in Section 3(a)(39) the Exchange Act. As of the date of this Agreement, there are no Proceedings pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in a Broker-Dealer Subsidiary having its authorization to conduct business as a broker-dealer denied, suspended, revoked or restricted. Except as set forth in Section 2.18(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in any director, officer or employee of a Broker-Dealer Subsidiary having his or her registration or license to conduct investment-related activities denied, suspended, revoked or restricted. Since January 1, 2014, each of the directors, officers, employees, contractors and agents employed, supervised or controlled by any Broker-Dealer Subsidiary who is required to be licensed or registered as a principal, registered representative, salesperson, investment advisory representative or insurance agent with any Governmental Authority in connection with his or her activities for or with a Subject Company has been duly licensed or registered, except as would not, individually or in the aggregate, be Material to a Reasonable Investor.

(c)          Form BD. The Company has provided to each Investor, prior to the date of this Agreement, true, complete and correct copies of each of the Broker-Dealer Subsidiary’s Form BD as most recently filed with the SEC and all state registration forms, each as amended to date.  The information contained in each such form was true and complete at the time of filing and the Broker-Dealer Subsidiary has made all amendments to such form as it is required to make under any Applicable Law, except as would not, individually or in the aggregate, be Material to a Reasonable Investor. No Broker-Dealer Subsidiary’s Form BD contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          Minimum Net Capital. Each of the Broker-Dealer Subsidiaries maintains its minimum net capital in compliance with the Applicable Laws of the SEC and any other applicable Governmental Authority and in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act.

(e)          Compliance Policies. The Broker-Dealer Subsidiaries have, and at all times since January 1, 2014 have had, in place, to the extent required by Applicable Law, processes to establish, maintain, review, test and modify written compliance and supervisory policies and procedures reasonably designed to achieve compliance with all Applicable Laws, including the rules and regulations of the SEC and FINRA and other Governmental Authority.

2.17         Municipal Advisor Matters.

(a)          Section 2.17(a) of the Company Disclosure Letter lists each Subsidiary that is registered as a municipal advisor with the SEC (collectively, the “Municipal Advisor Subsidiaries”). The Municipal Advisor Subsidiaries are, and at all times since January 1, 2014, have been, (i) duly registered under Section 15B of the Exchange Act with the SEC, (ii) in compliance in all material respects with Applicable Laws governing their activities and (iii) current in all material filings required by the SEC or any other Governmental Authority. Since January 1, 2014, none of the Municipal Advisor Subsidiaries has received notice of any material violation of any Applicable Laws governing their activities. The Municipal Advisor Subsidiaries are, and at all times since January 1, 2014, have been, (x) members in good standing of MSRB and such other organizations in which their membership is required in order to conduct their business as conducted and (y) in compliance in all material respects with all applicable rules and regulations of MSRB and such other organizations. As of the date hereof, none of the Subsidiaries other than the Municipal Advisor Subsidiaries or, in connection with their service to such entities, any of their respective directors, officers, or employees, is registered or required to be registered as a municipal advisor or a municipal advisor representative or in any similar capacity with the SEC, MSRB, the securities commission of any state or foreign country or any other self-regulatory body.

(b)          None of the Municipal Advisor Subsidiaries nor, to the Knowledge of the Company, any “associated person” (within the meaning of the Exchange Act) thereof, is ineligible pursuant to Applicable Law to act as a municipal advisor or as an associated person of a registered municipal or subject to any matter that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Municipal Advisor Subsidiaries as a municipal advisor under Section 15B of the Exchange Act.  As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the Municipal Advisor Subsidiaries or any “associated person” (within the meaning of the Exchange Act) thereof becoming ineligible to act in such capacity.  Since January 1, 2014, each of the directors, officers, employees, contractors and agents employed, supervised or controlled by any Municipal Advisor Subsidiaries who is required to be registered as a municipal advisor or municipal advisor representative in connection with his, her or its activities for or with a Subsidiary with any Governmental Authority has been duly licensed or registered.

(c)          The Company has provided or made available to each Investor, prior to the date of this Agreement, true, complete and correct copies of each of the Municipal Advisor Subsidiaries’ Form MA as most recently filed with the SEC and all state registration forms, each as amended to date.  The information contained in each such form was true and complete at the time of filing and the Municipal Advisor Subsidiary has made all amendments to such form as it is required to make under any Applicable Law. The Form MA is in compliance in all material respects with the applicable requirements of the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          The Municipal Advisor Subsidiaries have, and at all times since January 1, 2014 have had, in place, to the extent required by Applicable Law, processes to establish, maintain, review, test and modify written compliance and supervisory policies and procedures reasonably designed to achieve compliance with all Applicable Laws, including without limitation the rules and regulations of the SEC and MSRB and any other domestic or foreign securities regulator or self-regulatory organization of which such Municipal Advisor Subsidiaries are members. All such policies and procedures comply in all material respects with Applicable Law, and, since January 1, 2014, there have been no material violations or, to the Knowledge of the Company, allegations of material violations of such policies, by any employee or client of the Company, the Municipal Advisor Subsidiaries or any of their Affiliates or any Governmental Authority.

2.18         Investment Adviser Compliance Matters.

(a)          Section 2.18(a) of the Company Disclosure Letter lists each Subsidiary that is an investment adviser (collectively, the “IA Subsidiaries”), including a notation of whether the IA Subsidiary is registered with the SEC or a state or is an exempt reporting adviser. Each IA Subsidiary (i) is, and at all times required by Applicable Law since January 1, 2014 has been, registered as an investment adviser under the Advisers Act and (ii) is registered and licensed as an investment adviser or in any similar capacity under all other Applicable Laws or exempt therefrom, except, in the case of clause (ii), as would not, individually or in the aggregate, be Material to a Reasonable Investor. Since January 1, 2014, none of the IA Subsidiaries has received notice of any material violation of any Applicable Laws governing their activities. No Subsidiary of the Company other than the IA Subsidiaries is registered or required to be registered as an investment adviser or in any similar capacity with the SEC or the securities commission of any state.

(b)          Neither the Company, any of its Subsidiaries, any Affiliated Party of the Company or its Subsidiaries, nor any of their directors, officers or employees is subject to any disqualification, ineligibility, denial, suspension or revocation (or subject to any criminal conviction, injunction, court order, administrative order or other disciplinary event that would be a basis for any such disqualification, ineligibility, denial, suspension or revocation) that would disqualify, make ineligible or restrict the Company, its Subsidiaries or any Affiliated Party from acting (or from receiving or making a payment to the Company, its Subsidiaries or any Affiliated Party for acting) as (i) an investment adviser, (ii) a solicitor for an investment adviser, (iii) an investment adviser, depositor or principal underwriter to an investment company registered under the Investment Company Act, or (iv) an investment manager, solicitor, promoter or in any other capacity (including beneficially owning 20% of the voting securities of an issuer relying on Rule 506 of Regulation D under the Securities Act) for an investment fund or other issuer offering its securities in reliance on Rule 506 of Regulation D under the Securities Act. There is no investigation pending or, to the Knowledge of the Company, threatened, whether formal or informal, that is likely to result in, such disqualification, ineligibility or restriction (or the basis for such disqualification, ineligibility or restriction).

(c)          As of the date hereof, neither the Company nor any of its Subsidiaries or, in connection with their service to any of the foregoing entities, any of their respective directors, officers, employees, contractors, or agents, is required to be registered, licensed or qualified as a (i) a bank, trust company, commodity trading advisor, commodity broker-dealer, futures commission merchant, transfer agent, introducing broker, municipal securities dealer, or insurance company or in any similar capacity with the SEC, the CFTC, the National Futures Association (“NFA”), FINRA, the securities commission or financial regulatory agency of any state or other jurisdiction or any self-regulatory body, except as would not, individually or in the aggregate, be Material to a Reasonable Investor, or (ii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. Neither the Company nor any Subsidiary has received notice of, and, to the Knowledge of the Company, there is no basis to believe that there is any event that is reasonably likely to result in, any pending judicial, arbitral or administrative action, suit, proceeding or investigation concerning any failure to obtain any bank, trust company, commodity trading advisor, commodity broker-dealer, futures commission merchant, transfer agent, introducing broker, municipal advisor, municipal securities dealer, insurance company registration, license or qualification, except for as would not, individually or in the aggregate, be Material to a Reasonable Investor.

(d)          The Company and each of its Subsidiaries has filed all material regulatory reports, schedules, forms, registrations, financial statements, sales literature, statements, notices, filings and other documents (“Governmental Reports”), together with any amendments, since January 1, 2014 that were required to be filed with any Governmental Authority, including (i) with respect to each IA Subsidiary, each Form ADV and Form PF that was required to be filed in compliance with Applicable Law and (ii) with respect to any investment adviser representative of an IA Subsidiary, each Form U4 that was required to be filed in compliance with Applicable Law. All Government Reports complied in all material respects with Applicable Law as in effect at the time they were filed and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)          Each IA Subsidiary has in effect, and at all times, to the extent required by Applicable Law, has had in effect, all policies and procedures required by Rule 206(4)-7 under the Advisers Act (“Adviser Compliance Policies”), including the designation of a chief compliance officer to review the Adviser Compliance Policies. Such Adviser Compliance Policies comply in all material respects with Applicable Law and reflect, if applicable, modifications to such policies as requested in writing by any Governmental Authority. The IA Subsidiaries are in compliance in all material respects with the Adviser Compliance Policies and, since January 1, 2014, there have been no material violations of the Adviser Compliance Policies other than those disclosed in the annual reports pursuant to Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act that have been provided to each Investor.

(f)          Since January 1, 2014, the Company, its Subsidiaries and the Funds, as applicable, have complied with all terms and conditions of each no-action letter and exemptive order issued by the SEC to them that remains applicable to its business as conducted on the date of this Agreement necessary to rely on the relief granted thereby.

(g)          Since January 1, 2014 each of the Company and its Subsidiaries conducted its activities with respect to Clients subject to ERISA and/or Section 4975 of the Code in accordance with in all material respects such law, rules and regulations, as the same may be in effect from time to time. To the extent that any Client to which Company, any of its Subsidiaries provides investment advice or investment management services (including sub-advisory services) is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a plan subject to Section 4975 of the Code; (iii) a benefit plan investor, as defined in Section 3(42) of ERISA and the regulations promulgated thereunder, or any entity whose assets include the assets of any such plan described in clause (i) or (ii) above or any such benefit plan investor within the meaning of ERISA and applicable regulations; or (iv) a Person acting on behalf of any such plan described in clause (i) or (ii) above, or a benefit plan investor or entity, then (A) the Company or its applicable Subsidiary has provided such advice or management or advisory services in compliance in all material respects with the applicable requirements of ERISA and any prohibited transaction exemption pursuant to which such service or advice is provided, and (B) neither the Company, any of its Subsidiaries nor any other Person has engaged in a non-exempt “Prohibited Transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code that has or could reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. With respect to any Client whose assets are subject to the provisions of Part 4 of Title I of ERISA, the Company is a qualified professional asset manager (as such term is used in Prohibited Transaction Class Exemption 84-14, as amended).

2.19         Funds.

(a)          Listing of Funds.

(i)          Neither the Company nor any of its Subsidiaries acts as sponsor, investment adviser, investment manager, depositor, principal underwriter, distributor or in any other capacity with respect to any entity (other than the Funds) that (i) is registered, or is required to be registered, as an investment company, or that has elected to be regulated as a BDC, under the Investment Company Act or in any other jurisdiction or (ii) has made, or intends to make, a public offering in the United States or in any other jurisdiction.

(ii)         Neither the Company nor any of its Subsidiaries acts as commodity pool operator, commodity trading advisor, investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any commodity pool (as defined under the Commodity Exchange Act) or to any pooled investment vehicle (other than the Funds).

(b)          Funds: Compliance with Laws.

(i)          Each Sponsored Fund and, to the Knowledge of the Company, each Sub-Advised Fund is in compliance in all material respects with the applicable provisions of the Advisers Act, Investment Company Act, the Commodity Exchange Act, the Securities Act, the Exchange Act and all Applicable Law. Each Sponsored Registered Fund and, to the Knowledge of the Company, each Sub-Advised Registered Fund is, and at all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act. Each Sponsored BDC and, to the Knowledge of the Company, each Sub-Advised BDC has at all times required under Applicable Law elected to be regulated, and been regulated, as a business development company pursuant to section 54 of the Investment Company Act.

(ii)         No Sponsored Fund and, to the Knowledge of the Company, no Sub-Advised Fund, nor any director, executive officer or any other officer thereof, is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would result in the ineligibility of any Sponsored Fund, any Sub-Advised Fund or any director, executive officer or any other officer thereof with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(iii)        As of the date hereof, no Proceeding (other than routine examinations, audits or reviews in the ordinary course of business consistent with past practice) with respect to any Sponsored Fund or, to the Knowledge of the Company, any Sub-Advised Fund has been initiated or is ongoing, unresolved or, to the Knowledge of the Company, threatened by any Governmental Authority. There is no injunction, order, judgment or decree imposed upon any Sponsored Fund or, to the Knowledge of the Company, any Sub-Advised Fund that would materially impair the ability of the Fund to continue to operate its business as currently conducted, except as would not, individually or in the aggregate, be Material to a Reasonable Investor.

(iv)       Each Sponsored Regulated Fund has adopted and maintained, at all times, to the extent required by Applicable Law, all written compliance policies and procedures required by Applicable Law ( “Sponsored Regulated Fund Compliance Policies”). All such Sponsored Regulated Fund Compliance Policies have been reviewed annually as required by Rule 38a-1 under the Investment Company Act. The Sponsored Regulated Fund Compliance Policies are in compliance with Applicable Law in all material respects. Each Sponsored Regulated Fund is, and at all times required by Applicable Law since January 1, 2014 has been, in compliance in all material respects with such policies and procedures.

(v)         The board of directors or trustees or general partner, as applicable, of each Sponsored Regulated Fund and, to the Knowledge of the Company, each Sub-Advised Registered Fund has been established and operated in conformity with the requirements and restrictions of Sections 10, 16 and 55, as applicable, of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1 under the Investment Company Act. Each of the Sponsored Regulated Funds and, to the Knowledge of the Company, each of the Sub-Advised Registered Funds will be governed by a board of trustees, general partner or board of directors (if any) at least 75% of whom are not “interested persons” (as defined in the Investment Company Act) of the investment adviser to such Regulated Fund. No director or trustee, as applicable, of the Sponsored Regulated Funds, who has been identified as an “independent” or “non-interested” trustee in such Sponsored Registered Fund’s most recent registration statement on Form N-1A or such Sponsored BDC’s most recent registration statement on Form N-2 is an “interested person” of such Sponsored Regulated Fund, as that term is defined in Section 2(a)(19) of the Investment Company Act, or has had at any time since January 1, 2014, a material business or professional relationship with such Sponsored Registered Fund’s or Sponsored BDC’s investment adviser or principal underwriter or with the principal executive officer or any controlling person of such investment adviser or principal underwriter other than as set forth in such Sponsored Registered Fund’s registration statement on Form N1-A or such Sponsored BDC’s registration on Form N-2.

(vi)         No (A) director or trustee of a Sponsored Regulated Fund who is an “interested person” (as such term is defined in section 2(a)(9) of the Investment Company Act) (an “interested director or trustee”) or (B) to the Knowledge of the Company, director or trustee who is not an interested director or trustee (a “non-interested director or trustee”) of any Sponsored Regulated Fund is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as such. There is no Proceeding pending or, to the Knowledge of the Company, threatened which would reasonably be expected to result in the ineligibility of any such Person to serve in any such capacities. No (x) interested director or trustee; or, (z) to the Knowledge of the Company, non-interested director or trustee of any Sponsored Regulated Fund is, or at any time during the past three (3) years has been, (1) subject to any cease and desist, censure or other disciplinary or similar order issued by, (2) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (3) a party to any commitment letter or similar undertaking to, (4) subject to any order or directive by or (5) a recipient of any supervisory letter from, any Governmental Authority, regardless of whether the Company any of its Subsidiaries expects or intends to provide investment advisory services to such Governmental Authority.

2.20         Insurance. Each of the Company and its Subsidiaries maintains such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as it may be required to maintain under all Applicable Laws. Each of the Company and its Subsidiaries has complied in all material respects with the terms and provisions of such policies and such insurance policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis). As of the date hereof, there is no material claim by the Company or any of its Subsidiaries pending under any such policy as to which coverage has been denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. Since January 1, 2014, the Company and its Subsidiaries have properly reported all material claims, acts, omissions, events, circumstances, occurrences and losses relating to its business, or to the properties, rights or assets of the Company and its subsidiaries, to the extent required under each such policy, except as would not reasonably be, individually or in the aggregate, Material to a Reasonable Investor

2.21         Affiliate Arrangements. Except as set forth on Section 2.22 of the Company Disclosure Letter, there are no Contracts between the Company and any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than its Subsidiaries), any stockholder or equity holder of the Company or any of its Affiliates (other than the Company or its Subsidiaries in their capacity as stockholders or equity holders of the Company’s Subsidiaries), or any director, officer or employee of the Company or any of the Company’s Affiliates, on the other hand (any such Contract, an “Affiliate Agreement”). Except as set forth in Section 2.22 of the Company Disclosure Letter, none of the Company’s Affiliates (other than its Subsidiaries), any stockholder or equity holder of the Company or any of its Affiliates (other than the Company or its Subsidiaries in their capacity as stockholders or equity holders of the Company’s Subsidiaries), or any director, officer or employee of the Company or any of the Company’s Affiliates owns any material asset or right (whether real or personal, tangible or intangible) used in the businesses of the Company and its Subsidiaries.

2.22         Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Information Statement will, as of the date it is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.23         Brokers. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

2.24         Compliance with Environmental Law. The Company and its Subsidiaries have complied in the past three years and are in compliance with all applicable Environmental Laws pertaining to any of their properties, assets or rights and the use and ownership thereof, except as would not, individually or in the aggregate be Material to a Reasonable Investor. No violation by the Company is being or has been alleged in writing or, to the Knowledge of the Company, orally of any applicable Environmental Law relating to any of its properties, assets or rights or the use or ownership thereof. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary under any Environmental Law.

2.25         No Other Representations and Warranties. Except for the representations and warranties contained in this Article II, the Company makes no express or implied representations or warranties, and the Company hereby disclaims any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR

Each Investor represents and warrants to the Company as to itself as follows:

3.1           Organization. Each Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

3.2           Authority. Each Investor has the requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Investor of this Agreement and the Registration Rights Agreement, the performance of its obligations hereunder and thereunder and the consummation by each Investor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other organizational action, and no other corporate or other organizational action on the part of each Investor is necessary to authorize the execution and delivery by Investor of this Agreement and the Registration Rights Agreement, the performance of its obligations hereunder and thereunder and the consummation by Investor of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing, of the Registration Rights Agreement will be, duly and validly executed and delivered by each Investor and, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal and binding obligation of each Investor, enforceable against each Investor in accordance with their terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

3.3           Non-Contravention. The execution and delivery by each Investor of this Agreement and the Registration Rights Agreement do not, and the consummation by Investor of the transactions contemplated hereby and thereby and the performance by each Investor of its obligations hereunder and thereunder will not (with or without the giving of notice, the termination of any grace period or both): (a)  violate, conflict with, or result in a breach or default under any provision of its Organizational Documents or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 3.4(a) have been obtained or made, (i) violate any Applicable Law or (ii) violate, result in a violation or breach by each Investor of, or the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which each Investor is a party or by which any of its property is bound, except, in the case of clauses (i) and (ii), for any such violation, breach, termination, acceleration, conflict or default as would not, individually or in the aggregate, reasonably be expected to prohibit or materially impair the ability of each Investor to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder on a timely basis.

3.4           Consents, etc. Except as set forth in the Investor Disclosure Letter, no Governmental Approval is required for the execution and delivery of this Agreement by each Investor, the performance of its obligations hereunder and its consummation of the transactions contemplated hereby, except in any such case for (x) any such Governmental Approval which is required solely by reason of the specific regulatory status of the Company or its Affiliates and (y) any such Governmental Approval the failure of which to be obtained or made would not reasonably be expected to prohibit or materially impair the ability of each Investor to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder on a timely basis.

3.5           Available Funds. Each Investor will have available all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any Third Party.

3.6           Investment Intent. Each Investor is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof, except pursuant to registration under the Securities Act or pursuant to an exemption from such registration available under the Securities Act. Each Investor understands that the Purchased Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

3.7            No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, each Investor makes no express or implied representations or warranties, and each Investor hereby disclaims any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE IV
COVENANTS

4.1           Conduct of Business. During the period from the date hereof and continuing through the Closing, except to the extent required by Applicable Law, as may be consented in writing to by each Investor or as expressly required by this Agreement, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to (i) operate in the ordinary course consistent with past practice; (ii) keep available the present services of the Company’s and its Subsidiaries’ employees and other service providers; and (iii) preserve intact the Company’s and its Subsidiaries’ rights, franchises, goodwill and relations with Clients and others with whom the Company and its Subsidiaries conduct business. Without limiting the generality of the foregoing, except as (w) required by Applicable Law, (x) expressly permitted or required by this Agreement or any Ancillary Agreement, (y) set forth on Section 4.1 of the Company Disclosure Letter or (z) with each Investor’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company will not:

(a)           amend its Organizational Documents;

(b)           declare or pay any dividend or distribution on the Common Stock;

(c)            take any action that would require any anti-dilution adjustment to be made under the Certificates of Designation as if issued on the date of this Agreement;

(d)            take any other action that would require the affirmative vote of at least a majority of the shares of Series D-2 Preferred Stock under the Certificate of Designation as if such shares had been issued on the date of this Agreement; or

(e)            merge with or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other Person;

(f)            subject itself to any bankruptcy, receivership, insolvency or similar proceeding; and

(g)           authorize, resolve, commit or agree, whether in writing or otherwise, to take any action prohibited by clauses (a) through (f) above.

4.2           Access; Confidentiality.

(a)          The Company will provide each Investor and its respective employees, accountants, counsel and other authorized representatives, during the period from the date hereof until the Closing, with reasonable access to the premises, employees, books and records and properties of the Company and its Subsidiaries upon reasonable advance notice during normal business hours, provided that such access does not interfere with the normal operations of the Company and its Subsidiaries. The Company will, and will cause its Subsidiaries to, furnish each Investor with such financial, operational, regulatory and compliance data and other information with respect to its respective businesses, assets, rights, properties liabilities and obligations as Investor may from time to time reasonably request. Any information concerning the Company and its Subsidiaries obtained by each Investor or its respective representatives pursuant to this Section 4.2 shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by each Investor and its respective representatives in accordance with the terms of the Confidentiality Agreement.

(b)          Notwithstanding the obligations contained in this Section 4.2, the Company and its Subsidiaries will not be required to provide access to or to disclose information where such access or disclosure would result in the loss of any attorney-client privileges or protections or contravene any Applicable Law or binding agreement in effect; provided, that the parties hereto shall cooperate in seeking and use reasonable best efforts to find a way to allow disclosure of such information in a manner that does not result in any of the foregoing consequences. Notwithstanding anything to the contrary contained in this Agreement, neither Investor’s review of any matters related to the transactions contemplated by this Agreement, including the review of the business or financial and other conditions of the Company and its Subsidiaries conducted by the officers, employees, accountants, counsel and other authorized representatives or agents of each Investor or its respective Affiliates, nor to the knowledge of each Investor with respect to any such matters, whether or not resulting from any such review, whether prior to or after the date hereof, shall affect (a) the representations and warranties made by the Company in or pursuant to this Agreement or (b) the remedies of Investor for breaches of such representations and warranties.

4.3           Reasonable Best Efforts; Regulatory Approvals .

(a)          Each Investor and the Company will use their respective reasonable best efforts, as promptly as possible, to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction on a timely basis of the conditions to the Closing within their respective control.

(b)          Each Investor and the Company will (i) as soon as practicable after the date hereof, (A) file (on a confidential basis if reasonably requested by a party and permitted under Applicable Law) such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority as set forth in Section 4.3 of the Company Disclosure Letter in order to consummate the transactions contemplated hereby, (B) use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of all such Governmental Authorities referred to in the preceding clause (A) and (C) use its reasonable best efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such consents, authorizations, orders and approvals or as may be set forth therein, (ii) subject to Applicable Law restricting the exchange of such information, furnish the other parties hereto with copies of all documents and correspondence (x) prepared by or on behalf of such party for submission to any Governmental Authority and (y) received by or on behalf of such party from any Governmental Authority, in each case, in connection with the transactions contemplated hereby and (iii) subject to Applicable Law, use its reasonable best efforts to consult with and keep the other parties hereto informed as to the status of such matters.

(c)          To the extent that any Third Party Consent is required under any Contract in connection with the consummation of the transactions contemplated by this Agreement, the Company and each Investor shall use their reasonable best efforts to obtain such Third Party Consent on or prior to the Closing Date.

4.4           Public Announcements; Confidentiality.

(a)          Prior to the Closing, neither the Company nor its Subsidiaries shall, without the prior written approval of each Investor, make any internal or external communication, statement or announcement (whether to their employees, clients, customers, business partners, equity holders or otherwise) regarding this Agreement or the transactions contemplated hereby, or otherwise disclose any of the contents of this Agreement, unless otherwise required by Applicable Law, in which case the Person making such disclosure shall give prior written notice to each Investor and consider in good faith each Investor’s suggestions with respect thereto.

(b)          The parties to this Agreement agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference.

4.5           Supplemental Disclosure. Each Investor and the Company will, prior to the Closing, give prompt notice to the other party, to the extent it has Knowledge (i) of the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement such that the conditions to closing set forth in Sections 5.2 or 5.3, as applicable, would reasonably be expected not to be met; (ii) of the occurrence of any matter or event that would reasonably be, in the case of the Company and its Subsidiaries, Material to a Reasonable Investor, or, in the case of each Investor, that would reasonably be expected to prohibit or materially impair the ability of each Investor to consummate the transaction contemplated by this Agreement or perform its obligations hereunder; (iii) of any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iv) of any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement and (v) of any lawsuit, action or proceeding pending or, to the knowledge of each Investor or to the Knowledge of the Company (as applicable), threatened against the party or the parties relating to the transactions contemplated herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that any failure to comply with this Section 4.5 shall not constitute a breach or noncompliance of a covenant by such party for purposes of determining the satisfaction of the conditions set forth in Section 5.2(b) or Section 5.3(b). In addition, each Investor shall keep the special committee of the board of directors of the Company reasonably informed of any material developments relating to the closing of the transactions contemplated by the ARC Transaction Agreement and the MIPA.

4.6           Information Statement.

(a)          As soon as reasonably practicable after the date of this Agreement, the Company will file with the SEC an information statement in preliminary form of the type contemplated by Rule 14c-2 promulgated under the Exchange Act, prepared by the Company with the assistance and subject to the approval (not to be unreasonably withheld, delayed or conditioned) of each Investor, related to this Agreement and the stockholder approval of the transactions contemplated hereby (as amended or supplemented from time to time, the “Information Statement”). In connection with the Information Statement, the Company shall take all actions necessary to comply, and will comply in all material respects, with the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, as applicable.

(b)          The Company shall use its reasonable best efforts, and each Investor shall reasonably cooperate with the Company, to have the Information Statement cleared by the SEC as promptly as practicable after such filing (including by responding to comments of the SEC). Each Investor and the Company will furnish all information as may be reasonably requested by the other in connection with the preparation, filing, clearance and distribution of the Information Statement. As promptly as practicable after the Information Statement shall have been cleared by the SEC (or after ten (10) calendar days have passed since the filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement or such other date as required by applicable Law), the Company shall cause the Information Statement to be mailed to its stockholders and to be filed in definitive form with the SEC as required. No filing of, or amendment or supplement to, the Information Statement will be made by the Company without the approval (not to be unreasonably withheld, delayed or conditioned) of each Investor. If, at any time prior to the Closing, any information relating to the Company, each Investor or any of its respective Affiliates, directors or officers is discovered by the Company or each Investor which information is required to be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information will promptly notify the other parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The Company will notify each Investor promptly of the time when the Information Statement shall have been cleared by the SEC or of the receipt of any comments or other communications, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement, or for additional information, and will provide each Investor and their respective counsel with a reasonable opportunity to participate in, provide comments on and approve (such approval not to be unreasonably withheld, delayed or conditioned) the Company’s response to such comments and other communications, and to participate in any discussions or meetings with the SEC relating to the Information Statement or any other matters that are the subject of this Agreement. The parties will supply each other with copies of all correspondence between any of it or its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement or this Agreement or the transactions contemplated hereby.

4.7           Listing Undertaking. The Company undertakes to take all such actions as are necessary, to cause the shares of Common Stock to be issued upon the conversion of the Purchased Shares to be approved for listing on the NYSE, subject to official notice of issuance, promptly after Closing.

4.8           Certificate of Designation. Prior to the Closing, the Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware, in accordance with Applicable Law and the Organizational Documents of the Company.

4.9           [Intentionally omitted].

4.10         NYSE Rules; Reservation of Shares of Common Stock. The Company shall at all times maintain a reserve for issuance from its duly authorized shares of Common Stock in an amount equal to the number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock (including Series D-2 Preferred Stock) then outstanding.

4.11         Investor Undertaking.Each Investor hereby undertakes to vote all of its Series D-2 Preferred Stock to approve any amendments to the certificates of designation governing the rights of the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock as mutually agreed among the holders of such Preferred Stock and the Company.

4.12         Expenses; Transfer Taxes.

(a)          Except as expressly set forth herein, each party shall bear the fees, costs and expenses of it and its Subsidiaries incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby (including legal, accounting and financial advisors).

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any real property transfer tax and any similar Tax, and including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the parties, and the Company shall file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, each Investor shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

4.13         Further Assurances. Each party shall cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

ARTICLE V
CONDITIONS TO THE CLOSING

5.1           Mutual Conditions. The respective obligations of each Investor and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the parties hereto) as of the Closing of the following condition:

(a)          No Injunction. There shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated hereby or (ii) pending action, suit or proceeding brought by any Governmental Authority which seeks to restrain the consummation of the transactions contemplated hereby.

5.2           Additional Conditions to the Obligations of each Investor. The obligations of each Investor to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by each Investor) as of the Closing of each of the following additional conditions:

(a)          Representations and Warranties of the Company. The representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.5 and 2.23 (such representations and warranties, the “Fundamental Representations”) shall be true and correct in all respects (with only such exceptions as are de minimus) as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects (with only such exceptions as are de minimis) as of such specified date. The representation and warranty set forth in Section 2.7 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date. Other than the Fundamental Representations and Section 2.7, the representations and warranties of the Company contained in Article II of this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding materiality, “Material to a Reasonable Investor” or similar qualification, except for references to “Material Contracts”) shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date and except for such failures to be true and correct that individually or in the aggregate would not have a Material Adverse Effect.

(b)          Performance of Company Covenants. The Company shall have performed and complied with in all material respects all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing.

(c)          Material Proceedings. Since the date hereof, there has been no (i) new Proceeding instituted by a Governmental Authority or claim filed in state or federal court by any Person against Company or any of its Subsidiaries, in each case alleging actions, occurrences or omissions, or (ii) new development in any Proceeding set forth in Section 2.7 of the Company Disclosure Letter, in each case for clause (i) and (ii), that would, individually or in the aggregate, be Material to a Reasonable Investor.

(d)          Company Certificate. Each Investor shall have received a certificate, dated as of the Closing Date, executed by a senior officer of the Company on behalf of the Company, to the effect that the conditions specified in paragraphs (a), (b) and (c) have been fulfilled.

(e)          Registration Rights Agreement. The Company shall have delivered to each Investor an executed Registration Rights Agreement.

(f)          Certificate of Designation. The Certificate of Designation filed with the Secretary of State of the State of Delaware Designation shall have been declared effective.

(g)          Apollo Transaction. Closing under the Apollo Transaction shall occur simultaneously and the Company shall receive the proceeds of the equity investment from Luxor.

(h)          [Intentionally omitted].

5.3           Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Company) as of the Closing of each of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of each Investor set forth in Sections 3.1 and 3.2 shall be true and correct in all respects (with only such exceptions as are de minimis) as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects (with only such exceptions as are de minimis) as of such specified date. Other than the representations and warranties referred to in the immediately preceding sentence, the representations and warranties of Luxor contained in Article III of this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding materiality or similar qualification) shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date and except, in each case, for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of each Investor to complete the transactions contemplated by this Agreement or to perform its obligations hereunder.

(b)          Performance of Covenants. Each Investor shall have performed and complied with in all material respects all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing.

(c)          Certificate. The Company shall have received a certificate, dated as of the Closing Date, executed by each Investor, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled by each Investor.

ARTICLE VI
TERMINATION

6.1           Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)          by mutual written consent of each Investor and the Company;

(b)          by the Company or each Investor upon written notice to the other parties in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such order, decree, ruling or other action;

(c)          by the Company, if there shall be a breach by each Investor of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.3(a) or (b) and which breach cannot be cured or has not been cured within 30 calendar days after the giving of written notice to the applicable Investor of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 5.2 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;

(d)          by each Investor, if there shall be a breach by the Company of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.2(a) or (b) and which breach cannot be cured or has not been cured within 30 calendar days after the giving of written notice to the Company of such breach; provided that each Investor shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 5.3 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;

(e)          by the Company or each Investor upon written notice given to the other parties in the event that the Closing shall not have taken place on or before June 30, 2016 (the “Outside Date”), unless such party has breached any covenant or agreement hereunder and such breach has resulted in the failure of the Closing to occur on or prior to the Outside Date; or

(f)          by each Investor, if the investment agreement with respect to the Apollo Transaction shall have been terminated in accordance with its terms without any shares of Series D Preferred Stock having been purchased.

For purposes of this Section 6.1, termination of this Agreement by an Investor shall not affect the rights and obligations of any other Investor under this Agreement.

6.2           Termination Right. Notwithstanding anything contained to the contrary herein, to the extent that the Company Disclosure Letter contains any disclosure that (i) would be Material to a Reasonable Investor taking into account the availability and extent of indemnification under Article VII hereof and (ii) a reasonable person would not have recognized would have been disclosed against the pertinent representation and warranty after reading this Agreement and the Declarative Portions of the Company’s Recent SEC Filings Investor shall have the right to terminate this Agreement (“Termination Right”) by serving notice to the Company within 72 hours of receiving the Company Disclosure Letter.

6.3           Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section 6.3) shall become void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, provided that (a) no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages for any actual and intentional fraud or any willful and material breach of any covenant hereunder prior to such termination and (b) the obligations of the parties referred to in the last sentence of Section 4.2(a) and Article VIII shall continue to apply following any such termination of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach of any covenant set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the breaching party with knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in a breach of this Agreement.

ARTICLE VII
INDEMNIFICATION

7.1           Indemnification by the Company.

(a)          From and after the Closing, subject to the other provisions of this Article VII, the Company shall indemnify each Investor and its officers, directors, employees and Affiliates (collectively, the “Indemnified Investor Parties”), and hold each of them harmless from and against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses (including losses arising from the diminution of value), costs, damages, expenses, interest or penalties, and reasonable attorneys’ fees, expenses and disbursements, whether or not resulting from a Third Party Claim (collectively, “Damages”), suffered, paid or incurred by such Indemnified Investor Party arising out of, resulting from or caused by: (i) any breach of any of the representations and warranties (read without giving effect to any qualifications regarding materiality, Material to a Reasonable Investor or similar qualifications other than with respect to the representations in Section 2.9(a)) made by the Company in Article II, or in any certificate or other document delivered in connection with this Agreement, as if such representation or warranty was made as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case as of such date or dates), (ii) any breach by the Company of any covenant or agreement of the Company contained in this Agreement, and (iii) any matter described in the Company Disclosure Letter that (x) would be Material to a Reasonable Investor and (y) a reasonable person would not have recognized would have been disclosed against the pertinent representation and warranty after reading this Agreement and the Declarative Portions of the Company’s Recent SEC Filings and (iv) any material pre closing violation of law or any Proceeding alleging the same.

(b)          Notwithstanding anything to the contrary contained in this Section 7.1, except with respect to actual fraud or breaches of Fundamental Representations, as to which the limitations in this Section 7.1(b) shall not apply, the Indemnified Investor Parties shall be entitled to indemnification for breaches of representations and warranties pursuant to Section 7.1(a)(i):

(i)          only if, and then only to the extent that, the aggregate Damages to all Indemnified Investor Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.1(a)(i), exceed $750,000, whereupon (subject to the provisions of clause (ii) below) the Company shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of $750,000; and

(ii)         only with respect to claims for indemnification in respect of which notice of the inaccuracy or breach giving rise to such claim shall have been given to the Company on or before the date that is eighteen (18) months after the Closing Date (other than claims for indemnification arising from a breach of any Fundamental Representation, which must be asserted by the Indemnified Investor Parties not later than sixty days following the expiration of the relevant statute of limitations).

In addition, the Company shall not be liable for indemnification pursuant to Section 7.1(a)(i) with respect to any Damages suffered, paid or incurred by an Indemnified Investor Party of less than $20,000 (a “De Minimis Damage”), and all De Minimis Damages shall be disregarded for purposes of the foregoing deductible (it being understood and agreed that in the event any Damage is greater than the threshold for a De Minimis Loss, no portion of such Damage shall be disregarded pursuant to this sentence).

(c)          Notwithstanding anything to the contrary contained in this Section 7.1, the Indemnified Investor Parties shall be entitled to indemnification pursuant to Section 7.1(a)(iii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Investor Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.1(a)(iii), exceed $1,000,000, whereupon the Company shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of $1,000,000.

(d)          Notwithstanding anything to the contrary contained in this Section 7.1, the Indemnified Investor Parties shall be entitled to indemnification pursuant to Section 7.1(a)(iv) only if, and then only to the extent that, the aggregate Damages to all Indemnified Investor Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.1(a)(iv), exceed $750,000, whereupon the Company shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of $750,000.

7.2           Indemnification by each Investor.

(a)          From and after the Closing Date, subject to the other provisions of this Article VII, each Investor shall indemnify the Company and their respective officers, directors, employees and Affiliates (collectively, the “Indemnified Company Parties”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified Company Party arising out of, resulting from or caused by: (i) any breach of any of the representations and warranties made by each Investor in Article III as if such representation or warranty was made as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case as of such date or dates); or (ii) any breach by each Investor of any covenant or agreement of each Investor contained in this Agreement.

(b)          Notwithstanding anything to the contrary contained in this Section 7.2, except with respect to actual fraud or breaches of representations and warranties contained in Sections 3.1 and 3.2 as to which the limitations of this Section 7.2(b) shall not apply, the Indemnified Company Parties shall be entitled to indemnification pursuant to Section 7.2(a)(i):

(i)          only if, and then only to the extent that, the aggregate Damages to all Indemnified Company Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.2(a)(i), exceed $750,000, whereupon (subject to the provisions of clause (ii) below) Investor shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of $750,000; and

(ii)         only with respect to claims for indemnification in respect of which notice of the inaccuracy or breach giving rise to such claim shall have been given to each Investor on or before the date that is eighteen (18) months after the Closing Date.

In addition, each Investor shall not be liable for indemnification pursuant to Section 7.2(a)(i) with respect to any De Minimis Damages suffered, paid or incurred by an Indemnified Company Party, and all De Minimis Damages shall be disregarded for purposes of the foregoing deductible (it being understood and agreed that in the event any Damage is greater than the threshold for a De Minimis Loss, no portion of such Damage shall be disregarded pursuant to this sentence). Further, no Investor shall be responsible for indemnification pursuant to Section 7.2(a)(i) for any breach set forth in Section 7.2(a) of any other Investor.

7.3           Indemnification Procedures.

(a)          If an Indemnified Investor Party or an Indemnified Company Party (each, an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Company (if indemnification is sought from the Company (an “Indemnifying Company Party”)) or to each Investor (if indemnification is sought from each Investor (an “Indemnifying Investor Party”)) (in either such case, the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party Claim”), promptly and in any event no later than thirty (30) days after it has received notice of such claim, suit, action or proceeding by such Indemnified Party, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a Third Party Claim, promptly after the discovery by the Indemnified Party of the circumstances giving rise to such claim for indemnity; provided, however, that any failure or delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is actually prejudiced by such failure or delay. Each Claim Notice shall describe the claim in reasonable detail based on information available at the time.

(b)          If any claim or demand by an Indemnified Party under this Article VII relates to a Third Party Claim, the Indemnifying Party may elect to assume, conduct and control the defense of the Indemnified Party against such Third Party Claim (including using counsel of the Indemnifying Party's choosing). The Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such Third-Party Claim although such Third-Party Claim shall be controlled by the Indemnifying Party. Until the Indemnifying Party has assumed the defense of the Indemnified Party against such Third Party Claim, the Indemnified Party may defend such Third Party Claim but in no event shall the Indemnified Party negotiate a settlement or a compromise of such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), and if such Indemnifying Party provides such prior written consent, any such settlement or compromise by the Indemnified Party and the Indemnified Party’s reasonable costs and expenses arising out of such defense, settlement or compromise of such Third Party Claim shall be Damages subject to indemnification hereunder to the extent provided herein. Except with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party shall not settle or otherwise compromise or pay such Third Party Claim; provided that any such settlement or compromise shall be permitted hereunder without the written consent of the Indemnified Party if such settlement or compromise (w) involves only money damages paid by or on behalf of the Indemnifying Party, (x) does not encumber any of the assets of any Indemnified Party or its Affiliates or include any restriction or condition that would apply to or adversely affect any Indemnified Party or any of its Affiliates or the conduct of any Indemnified Party’s or its Affiliates’ business, (y) includes a complete release by such Third Party of such Indemnified Party and (z) does not include any admission of wrongdoing or misconduct by such Indemnified Party.

(c)          Each Indemnified Party shall make available to the Indemnifying Party all information and documents in its possession or reasonably available to such Indemnified Party relating to such action or claim which is not confidential or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders reasonably satisfactory to such party, together with all pertinent information regarding the amount of the Damages that it asserts it has sustained or incurred. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(d)          Each Indemnifying Party shall, subject to Section 7.4(a), pay any Damages payable pursuant to the terms of this Article VII to the applicable Indemnified Party within twenty (20) Business Days after receiving notice from such Indemnified Party that such amounts are payable pursuant to the terms of this Article VII, unless the Indemnifying Party in good faith disputes the amount of the Damages and/or its obligation to provided indemnification hereunder. In the event of such a dispute, the Indemnifying Party shall pay the amount of Damages for which it is liable for within twenty (20) Business Days following the final determination of the amount of such Damages that the Indemnifying Party is liable hereunder. A “final determination” shall exist when (i) the parties agree in writing or (i) a court of competent jurisdiction shall have made such determination in a final and non-appealable judgment.

7.4        General.

(a)          The aggregate amount which the Company is or may be required to pay pursuant to Section 7.1(a)(i) and 7.1(a)(ii) shall not exceed fifty percent (50%) of the Purchase Price, the aggregate amount which the Company is or may be required to pay pursuant to Section 7.1(a)(iii) shall not exceed the Purchase Price and the aggregate amount which Investor is or may be required to pay pursuant to Section 7.2(a)(i) and 7.2(a)(ii) shall not exceed fifty percent (50%) of the Purchase Price.

(b)          Notwithstanding anything herein to the contrary, no Indemnifying Party shall be liable for any Damages that are not reasonably foreseeable, that are speculative, that are based on reputational damage to each Investor or any of its Affiliates (including the Subject Companies), or that constitute punitive or other exemplary Damages, except to the extent that such Damages have been awarded to a Third Party against an Indemnified Party.

(c)          The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article VII shall be reduced (retroactively, if necessary) by any insurance proceeds, indemnification from other sources or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Damages, net of any deductibles or other similar expenses incurred in connection therewith, it being understood and agreed that an Indemnified Party shall use commercially reasonable efforts to seek recovery under any applicable insurance policies, other contracts or arrangements that provide for indemnification or from other sources that may provide recovery for such Damages. If an Indemnified Party shall have received payment from the Indemnifying Party in respect of Damages and shall subsequently receive insurance or indemnification proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such net insurance or indemnification proceeds or other net amounts actually received. The Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder. Any Indemnified Party that becomes aware of Damages for which it seeks indemnification shall be required to use commercially reasonable efforts to mitigate the Damages.

(d)          The amount of any Damages for which indemnification is provided under this Article VII shall be adjusted to take account of any net Tax benefit (or cost) actually realized by the Indemnified Party or any of its Affiliates in the year such Damages are incurred or paid arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit (or cost), the Indemnified Party (or its applicable Affiliate) shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages.

(e)          An Indemnified Party shall be entitled to indemnification pursuant to Sections 7.1(a)(ii) and 7.2(a)(ii) only if a notice asserting the right to indemnification has been given to the Indemnifying Party not later than the earlier of sixty days following the expiration of the relevant statute of limitations, if applicable.

(f)          The indemnification provided in this Article VII shall be the exclusive post-Closing remedy available to any party with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except in the case of actual fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Survival. Except for the Fundamental Representations and the representations contained in Section 2.11, in each case, which shall survive until the earlier of (i) sixty days following the expiration of the relevant statute of limitations and (ii) the fifth anniversary of the Closing Date, each of the representations and warranties of the parties hereunder shall survive the Closing until the date which is eighteen (18) months after the Closing Date, at which time they shall terminate and be of no further force or effect; provided, that any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

8.2           Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail with postage prepaid and return receipt requested or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

(a)	if to any Investor, to it at:

c/o Luxor Capital Partners, LP

1114 Avenue of the Americas 29th Floor

New York NY 10036

Attention: Norris Nissim, Esq., General Counsel

Facsimile: (212) 763-8001

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Phone: 212.715.9100

Fax: 212.715.8000

Abbe Dienstag (adienstag@kramerlevin.com)

(b)	if to the Company, to it at:

RCS Capital Corporation

405 Park Ave

New York, NY 10022

Attention: James A. Tanaka (JTanaka@rcscapital.com)

Fax: 646-861-7743

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

11 Times Square

New York, NY 10036

Attn: Steven L. Lichtenfeld (SLichtenfeld@proskauer.com)

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 8.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery, on the third Business Day after the mailing or dispatch thereof, or in the case of electronic mail or facsimile transmission, on the date received, subject to confirmation of receipt; provided that notice of change of address shall be effective only upon receipt.

8.3           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. All Disclosure Letters referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including any such date. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. All references to “$” or “dollars” set forth in this Agreement are to U.S. dollars.

8.4           Amendment and Modification; Waiver.

(a)          This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each Investor and the Company.

(b)          At any time prior to the Closing, any party that is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any Disclosure Letter or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party. Waivers shall operate to waive only the specific matter described in the writing and shall not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived.

8.5           Entire Agreement. This Agreement (including the Disclosure Letters and the Ancillary Agreements) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.

8.6           Disclosure Letters. For purposes of the representations and warranties of the Company and each Investor in this Agreement, items disclosed in one section of a Disclosure Letter shall be considered to be made for purposes of all other sections of such Disclosure Letter to the extent that the relevance of any such disclosure to any other such section of such Disclosure Letter is reasonably apparent from the text of such disclosure. For purposes of the representations and warranties of the Company in this Agreement, items disclosed in the forms, statements and reports of the Company’s publicly available, filed with, or furnished (on a publicly available basis) to the SEC on or after January 1, 2014 and prior to the date of this Agreement shall be considered to be disclosed for purposes of the Company Disclosure Letter (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to, or disclosure for purposes of, any representation or warranty set forth in Article II). The disclosure of any item or matter in any Disclosure Letter shall not be construed as an admission, representation or indication that such item or other matter is “material” or would be Material to a Reasonable Investor or that such item or other matter is required to be referred to or disclosed in such Disclosure Letter. The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

8.7           Third Party Beneficiaries. Except with respect to Indemnified Parties in their capacity as such pursuant to Article VII, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.8           Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto shall be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

8.9           Assignment; Binding Effect. This Agreement may not be assigned by any party without the prior written consent of the other parties, provided that each Investor may assign this Agreement, including each Investor’s right to acquire the Series D-2 Preferred Stock and obligation to pay the Purchase Price, to any Affiliate of each Investor without consent of the Company, but any such assignment shall not relieve each Investor of its obligations hereunder to the extent the assignee fails to perform such obligations; provided, further, that notwithstanding any such assignment, each Investor shall continue to have the right to enforce this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.10         Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.

8.11         Jurisdiction; Waiver of Jury Trial.

(a)          Each party hereby irrevocably agrees that any action or proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights or obligations shall be brought exclusively in the courts of the State of New York located in the Borough of Manhattan or the federal courts of the United States of America located in the Southern District of New York (and appellate courts thereof) and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 8.2.

(b)          Each party hereby waives all rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each party (i) certifies that no representative, agent or attorney of any party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.

8.12         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.13         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

ARTICLE IX
DEFINITIONS

The following terms when used in this Agreement shall have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 4.7.

“Adviser Compliance Policies” has the meaning set forth in Section 2.18(d).

“Advisers Act” means the Advisers Act of 1940 and the rules and regulations thereunder.

“Advisory Contract” means any written agreement pursuant to which a the Company or any of its Subsidiaries provides Investment Advisory Services (including sub-advisory services) to a Client.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. “Control” (and “controlled by” and “under common control with”) means possessing, directly or indirectly, the power to direct or cause the direction of a Person’s management or policies, through owning voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Affiliated Party” of an entity means any person “associated” (as defined under the Advisers Act) with such entity and any “affiliated person” (as defined in the Investment Company Act).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“AMH” has the meaning set forth in the recitals.

“Ancillary Agreements” means the Registration Rights Agreement, , the MIPA, the Certificate of Designation and all other agreements or instruments to be executed and delivered in connection with the transactions contemplated hereby.

“Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guidelines or other requirement of any Governmental Authority applicable to the Company and its Subsidiaries and Clients, or any of their respective Affiliates, holders of equity securities, properties, assets, officers, directors, employees or agents, as the case may be.

“Apollo” means Apollo Management Holdings, L.P.

“Apollo Transaction” has the meaning set forth in the recitals.

“ARC” has the meaning set forth in the recitals.

“ARC Transaction Agreement” has the meaning set forth in the recitals.

“BDC” means any entity that has elected to be regulated or is regulated as a business development company pursuant to section 54 of the Investment Company Act of 1940 (15 U.S.C. 80a-54)” for which the Company or any of its Subsidiaries serves as an investment adviser, depositor, underwriter, principal underwriter or distributer or as a sub-adviser.

“Broker-Dealer Subsidiaries” has the meaning set forth in Section 2.16(a).

“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to be closed.

“Cap” has the meaning set forth in Section 7.4(b).

“Certificate of Designation” has the meaning set forth in the recitals.

“CFTC” means the Commodity Futures Trading Commission.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Class A Common Stock” has the meaning set forth in the recitals.

“Class B Common Stock” has the meaning set forth in the recitals.

“Class B Share” has the meaning set forth in the recitals.

“Client” means any Fund to which the Company or any of its Subsidiaries provides Investment Advisory Services (including any sub-advisory services).

“Closing” has the meaning set forth in Section 1.3.

“Closing Condition Satisfaction Date” means the date on which the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at such time).

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936 and the rules and regulations thereunder.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to each Investor within five Business Days of execution hereof.

“Company Fundamental Representations” has the meaning set forth in Section 5.2(a).

“Company SEC Documents” has the meaning set forth in Section 2.6(a).

“Confidentiality Agreement” means the confidentiality agreement between Luxor and the Company, dated May 13, 2015, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

“Contract” has the meaning set forth in Section 2.3.

“Damages” has the meaning set forth in Section 7.1(a).

“Declarative Portions of the Company’s Recent SEC Filings” means (i) the forms, statements, schedules, reports or other documents filed or furnished on or after January 1, 2014 by the Company with or to the SEC (to the extent available on the SEC’s EDGAR system not less than five (5) Business Days prior to the date hereof), (ii) the most recent draft of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, with respect to both (i) and (ii) above, other than (x) any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and (y) any other disclosures that are non-specific, predictive, cautionary or forward looking in nature and (iii) the items set forth on Schedule 1.

“Disclosure Letters” means the Company Disclosure Letter and each Investor Disclosure Letter.

“Employee Benefit Plan” means each employee benefit plan, scheme, program, policy, arrangement or contract, whether written or unwritten, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, equity purchase, equity grant or other equity-based arrangement (including, to the extent applicable, under Organizational Documents of the Company and its Subsidiaries), and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract for the benefit of any current or former officer, employee, partner, director or other service provider of the Company or any of its Subsidiaries or in which any of them participate as of the date hereof, which in any such case is maintained or contributed to by any of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could incur or has incurred liability under Applicable Law, including the Code or ERISA.

“Environmental Law” means any law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“FINRA” has the meaning set forth in Section 2.16(b).

“Fund” means any Sponsored Fund or Sub-Advised Fund.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approvals” has the meaning set forth in Section 2.4(a).

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, CFTC or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority, including FINRA and NFA.

“Governmental Reports” has the meaning set forth in Section 2.18(c).

“Holdings” has the meaning set forth in the recitals.

“IA Subsidiaries” has the meaning set forth in Section 2.18(a).

“Indebtedness” means, without duplication, all obligations of the Company or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for (a) borrowed money, including all indebtedness evidenced by any note, bond, debenture or other debt security or any credit agreement or indenture, (b) indebtedness of Persons other than the Company or any of its Subsidiaries of the type referred to in this definition which is directly or indirectly guaranteed by the Company or any of its Subsidiaries, (c) accrued interest owed with respect to any indebtedness referred to in this definition and (d) any costs to eliminate hedging or swap arrangements outstanding as of the Closing.

“Indemnified Company Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Company Party” has the meaning set forth in Section 7.3(a).

“Indemnified Investor Parties” has the meaning set forth in Section 7.1(a).

“Indemnifying Investor Party” has the meaning set forth in Section 7.3(a).

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Information Statement” has the meaning set forth in Section 4.6(a).

“Infringing” has the meaning set forth in Section 2.13(b).

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, service marks, trade names, trade dress, Internet domain names, social media usernames (e.g., Twitter handles), personalized subdomains or vanity URLs and other indicia or origin, and the goodwill associated with any and all of the foregoing and symbolized thereby, (ii) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (iii) rights in Software, (iv) all registrations and applications to register or renew the registration of any of the foregoing, (v) patents and patent applications, including all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof, (vi) rights in Trade Secrets and (vii) all other intellectual property rights.

“Investment Advisory Services” means the provision by the Company or any of its Subsidiaries of investment advisory services with respect to securities, real estate, real estate-related assets, or working and other interests in producing and non-producing oil and gas properties.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Investor” has the meaning set forth in the introductory paragraph hereof.

“Investor Disclosure Letter” means the disclosure letter delivered by each Investor to the Company at the time of execution hereof.

“Investor Fundamental Representations” has the meaning set forth in Section 5.3(a).

“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by or to the Company or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “the Company’s Knowledge” means the knowledge after due inquiry of any of the individuals identified in Section 9A of the Company Disclosure Letter.

“Knowledge of each Investor” or Investor’s Knowledge” means the actual knowledge of any of the individuals identified in Section 10 of the Luxor Disclosure Letter.

“Lenders” has the meaning set forth in the recitals.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever (whether absolute or contingent), including such as may arise under any Contracts.

“Luxor” has the meaning set forth in the recitals.

“Luxor Consent” has the meaning set forth in the recitals.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Material to a Reasonable Investor” means, with respect to any fact, circumstance, contingency, change, effect, event or occurrence, that a reasonable and prudent investor would deem such fact, circumstance, contingency, change, effect, event or occurrence to be material in making a decision to invest in the Company’s securities.

“Material Adverse Effect” means any change, effect, event or occurrence that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any such effect, change, event or occurrence to the extent resulting from (i) any change in the capital markets or securities markets after the date hereof, (ii) any change in general economic conditions or interest rates arising after the date hereof, (iii) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, (iv) the failure of the Company to achieve any financial projections or forecasts in and of itself (but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition), (v) the entering into of this Agreement or public announcement or consummation of the transactions contemplated hereby, (vi) any change after the date of this Agreement in Applicable Law or accounting principles or interpretations thereof, (vii) any natural disaster, earthquake, flood, hurricane or any acts of God, (viii) any action required by this Agreement or the omission to take an action prohibited by this Agreement, except, in each case of clauses (i), (ii), or (iii) to the extent that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other alternative investment firms generally; or (b) would reasonably be expected to prevent or materially delay the ability of the Company to complete the transaction contemplated by this Agreement or perform its obligations hereunder.

“Material Contract” means (a) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K promulgated under the Securities Act) or (b) any written or binding oral Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties, rights or assets are bound that:

(i)          is a voting agreement or a registration rights agreement;

(ii)         would restrict the payment of dividends upon, or the redemption or conversion of, shares of Series D-2 Preferred Stock or shares of Class A Common Stock issuable upon conversion thereof;

(iii)        is a joint venture, partnership, limited liability company or other similar agreement material to the Company or any of its Subsidiaries;

(iv)       grants any right of first refusal or right of first offer or similar right on any assets that are material to the Company and its Subsidiaries, taken as a whole;

(v)        provides for any payments that are conditioned, in whole or in part, on a change of control of the Company, any of its Subsidiaries or transactions of the type contemplated hereby;

(vi)       is an employment, consulting, severance, bonus (including fee sharing), compensation or collective bargaining Contract relating to or for the benefit of current or former employees, directors or other service providers;

(vii)      contains (A) a “clawback” or similar undertaking requiring the reimbursement or refund of any material fees (whether performance based or otherwise) paid to the Company or any of its Subsidiaries or (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party in any material Contract;

(viii)     relates to the acquisition or disposition of any business, a material amount of equity interests or assets, or any material properties or assets, under which the Company or any of its Subsidiaries has continuing material obligations or contingent liabilities, including contingent “earnout” or similar payments or indemnification obligations;

(ix)        is an Affiliate Agreement (including any Contract with Luxor);

(x)         any non-competition, non-solicitation or exclusive dealing agreement, or any other agreements that purports to limit or restrict in any material respect (A) the ability of the Company or any of its Subsidiaries to solicit customers or employees or investments or (B) the manner in which, or the localities in which, all or any portion of the business or operations of the Company or any of its Subsidiaries is or would be conducted;

(xi)        by its terms does not terminate or is otherwise not cancelable within ninety (90) days without penalty, cost or liability in excess of $1,000,000 and requires or would reasonably be expected to involve aggregate payments by the Company or its Subsidiaries in excess of $1,000,000 per fiscal year; or

(xii)       relates to Indebtedness of the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate, or the granting of any liens (other than Permitted Liens) or a security interest in any material property of the Company or any of its Subsidiaries.

“MIPA” has the meaning set forth in the recitals.

“Municipal Advisor Subsidiaries” has the meaning set forth in Section 2.17(a).

“Newco” has the meaning set forth in the recitals.

“NFA” has the meaning set forth in Section 2.15(c).

“Notice” has the meaning set forth in Section 4.3(e)(i).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning set forth in Section 6.1(e).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Permits” has the meaning set forth in Section 2.15(b).

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been reflected on the Financial Statements in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Liens arising in the ordinary course of business, (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects arising in the ordinary course of business, (iv) Liens on assets securing debt incurred to finance the acquisition of such assets, (v) Liens on any Contributed Asset or on the assets of any Transferred Entity incurred in the ordinary course of business, and (vi) Liens on properties which do not materially impair business operations or the use of such properties in the ordinary course of business or materially affect the value of such properties.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity or other entity.

“Preferred Stock” has the meaning set forth in the recitals.

“Price Per Share” means $25.

“Private Fund” means any “private fund” (as such term is defined in Section 202(a)(29) of the Advisers Act) for which the Company or any of its Subsidiaries serves as an investment adviser, general partner, managing member or sponsor or as a sub-adviser.

“Proceedings” has the meaning set forth in Section 2.7.

“Purchase Price” has the meaning set forth in Section 1.4(b).

“Purchased Shares” has the meaning set forth in Section 1.2.

“RCS Holdings” has the meaning set forth in the recitals.

“Registered Fund” means an investment company registered under the Investment Company Act for which the Company or any of its Subsidiaries serves as an investment adviser, depositor, underwriter, principal underwriter or distributer or as a sub-adviser.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, between the Company and each Investor to be negotiated in good faith prior to the Closing in form and substance customary for transactions of the type being consummated hereunder.

“Regulated Fund” means any Registered Fund or BDC.

“Refinancing Payments” has the meaning set forth in Section 4.10(d).

“REIT” means any real estate investment trust for which the Company or any of its Subsidiaries provides Investment Advisory Services.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Series B Preferred Stock” has the meaning set forth in the recitals.

“Series C Preferred Stock” has the meaning set forth in the recitals.

“Series D Preferred Stock” has the meaning set forth in the recitals.

“Series D-1 Preferred Stock” has the meaning set forth in the recitals.

“Series D-2 Preferred Stock” has the meaning set forth in the recitals.

“Software” means all computer software, including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Specified Liabilities” means the liabilities described on Section 9B of the Company Disclosure Letter.

“Sponsored BDC” means a BDC for which the Company or any of its Subsidiaries serves as an investment adviser, depositor, underwriter, principal underwriter or distributer or otherwise sponsors.

“Sponsored Fund” means any Registered Fund, BDC or Unregulated Fund for which the Company or any of its Subsidiaries acts as sponsor or any wholly owned Subsidiaries thereof.

“Sponsored Registered Fund” means a Registered Fund for which the Company or any of its Subsidiaries as an investment adviser, depositor, underwriter, principal underwriter or distributer or otherwise sponsors.

“Sponsored Regulated Fund” means any Sponsored Registered Fund or Sponsored BDC.

“Sponsored Regulated Fund Compliance Policies” has the meaning set forth in Section 2.20(b)(iv).

“Sub-Advised BDC” means any BDC for which the Company or any of its Subsidiaries provides Investment Advisory Services acting solely as sub-adviser.

“Sub-Advised Fund” means any Fund for which the Company or any of its Subsidiaries provides Investment Advisory Services acting solely as sub-adviser.

“Sub-Advised Registered Fund” means any Registered Fund for which the Company or any of its Subsidiaries provides Investment Advisory Services acting solely as a sub-adviser.

“Sub-Advised Regulated Fund” means any Regulated Fund for which the Company or any of its Subsidiaries provides Investment Advisory Services acting solely as a sub-adviser.

“Subsidiary” means, with respect to a Person, any other Person (whether or not incorporated) that the first Person, directly or indirectly, owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person; provided that the term “Subsidiary” shall not include any Fund or controlled Affiliate of any Fund in the case of the Company or any similar investment vehicle or controlled Affiliate thereof in the case of any other Person.

“Tax” means any U.S. federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Agreements” has the meaning set forth in Section 2.10(d).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Termination Right” has the meaning set forth in Section 6.2.

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Third Party Consents” has the meaning set forth in Section 2.4(b).

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, trade secrets, know-how, ideas, research and development, data and databases and confidential information.

“Unregulated Fund” means any REIT or Private Fund.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LUXOR CAPITAL PARTNERS, LP

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel
Luxor Capital Group, LP, Investment Manager

LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel
Luxor Capital Group, LP, Investment Manager

LUXOR SPECTRUM OFFSHORE MASTER FUND, LP

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel
Luxor Capital Group, LP, Investment Manager

LUXOR WAVEFRONT, LP

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel
Luxor Capital Group, LP, Investment Manager

OC 19 MASTER FUND, L.P.-LCG

By:	/s/ Norris Nissim
Name:	Norris Nissim
Title:	General Counsel
Luxor Capital Group, LP, Investment Manager

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer

EXHIBIT A

Form of Certificate of Designation

See attached.

RCS CAPITAL CORPORATION

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

11% Series D-2 Convertible Preferred Stock

(Par Value $0.001 Per Share)

RCS Capital Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Third Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with Section 8(c) hereof, the “Certificate of Incorporation”) which authorizes the issuance, by the Corporation, in one or more series of up to 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors on August 5, 2015 duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Section 4.03 of the Certificate of Incorporation and in accordance with the provisions of Sections 141(c) and 151 of the General Corporation Law, the Board of Directors, hereby authorizes, creates and provides for the issuance of a series of Preferred Stock, par value $0.001 per share, of the Corporation, herein designated as the 11% Series D-2 Convertible Preferred Stock (the “Series D-2 Preferred Stock”), which shall consist initially of 500,000 shares of Series D-2 Preferred Stock (subject to increase or decrease as set forth herein in accordance with Section 151(g) of the General Corporation Law), and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all series) are hereby fixed as follows (certain terms used herein being defined in Section 2) hereof:

1.	General.

(a)          The shares of such series shall be designated the 11% Series D-2 Convertible Preferred Stock, par value $0.001 per share (the “Series D-2 Preferred Shares”).

(b)          Each Series D-2 Preferred Share shall be identical in all respects with the other Series D-2 Preferred Shares.

(c)          The number of Series D-2 Preferred Shares shall initially be 500,000, which number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock and subject to Section 8(c)(i)) or decreased (but not below the number of Series D-2 Preferred Shares then outstanding) by resolution of the Board of Directors. Whenever any Series D-2 Preferred Shares that have been issued are reacquired in any manner by the Corporation, including in connection with a conversion into Common Shares, the Corporation shall take all action as may be necessary to retire such shares and to cause such shares to resume the status of authorized but unissued Preferred Stock, undesignated as to class or series.

(d)          No fractional Series D-2 Preferred Shares shall be issued.

2.	Certain Definitions. As used herein, the following terms shall have the following meanings:

“4.9% Share Cap” shall have the meaning set forth in Section 7(b).

“9.9% Share Cap” shall have the meaning set forth in Section 7(a).

“24.9% Share Cap” shall have the meaning set forth in Section 7(c).

“accrued and unpaid dividends”, with respect to any share of any class or series, means an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from and including the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

“Acquired Entity or Business” means a Person, business, property or asset acquired by the Corporation or any of its Subsidiaries.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing a “Pro Forma Entity”), the Adjusted EBITDA of such Pro Forma Entity, and which, for the avoidance of doubt, shall include pro forma adjustment reflecting the amount of net cost savings and synergies projected by the Corporation in good faith to be realized as a result of actions taken or to be taken within 12 months after the date the acquisition of a Pro Forma Entity (which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period); provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) no cost savings or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to LTM Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) such actions have been taken or are to be taken within 12 months after the date of determination to take such action.

“Additional Shares” shall have the meaning set forth in Section 6(e).

“Adjusted EBITDA” shall have the meaning set forth in the definition of LTM Adjusted EBITDA.

“Adjustment Price” shall have the meaning set forth in Section 6(e)(iv).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement.

2

“Annual Dividend Rate” shall mean 11.00% per annum of the Liquidation Preference if paid in cash, per Series D-2 Preferred Share; provided, however that to the extent a dividend for a Dividend Period is not paid in cash on the applicable Dividend Payment Date (whether at the option of the Board of Directors or as otherwise required by this Certificate of Designation), then the Annual Dividend Rate for such Dividend Period with respect to dividends not paid in cash shall mean 12.50% per annum of the Liquidation Preference.

“Beneficial Owner” shall mean a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act).

“Board of Directors” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Incorporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)          any “person” or “group” as defined in Rules 13d-3 and 13d-5 under the Exchange Act (other than (i) the current holder as of the date of the filing of this Certificate of Designation of Class B Common Stock or its Affiliates or (ii) the Luxor Group) is or becomes the Beneficial Owner, directly or indirectly, of the Corporation’s Common Shares, voting or otherwise, representing 50% or more of the total voting power or economic interests of all outstanding classes of the Corporation’s common stock, voting or otherwise; or

(b)          the Corporation consolidates with, or merges with or into, another person or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation’s assets, or any person consolidates with, or merges with or into, the Corporation, in any such event other than pursuant to a transaction in which the persons that Beneficially Owned, directly or indirectly, the Corporation’s voting stock immediately prior to such transaction Beneficially Own, directly or indirectly, shares of the voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the Corporation or of the continuing, surviving or transferee person (or any parent thereof) immediately after giving effect to such transaction (all such terms having the meanings ascribed thereto in publicly-traded convertible securities of corporate issuers in the U.S. securities markets).

3

“Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of the Corporation.

“Closing Price” shall mean, for any date, the closing price per security for the securities in question for such date (or, if not a Trading Day, the nearest preceding date that is a Trading Day) on the primary Eligible Market or exchange or quotation system on which the securities in question are then listed or quoted.

“Common Shares” shall mean shares of any capital stock of any class or series of the Corporation (including, on the Issue Date, the Class A Common Stock, par value $0.001 per share, of the Corporation) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of Section 6, shares issuable upon conversion of Series D-2 Preferred Shares shall include only shares of the class of capital stock of the Corporation designated as Class A Common Stock, par value $0.00l per share, of the Corporation on the Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.

“Common Share Events” shall have the meaning set forth in Section 6(e)(i).

“Constituent Person” shall have the meaning set forth in Section 6(f).

“Continuation Right” shall have the meaning set forth in Section 4(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Price” shall mean the Initial Conversion Price, as adjusted from time to time in accordance with the terms hereof.

“Corporation” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Corporation Conversion Election Date” shall have the meaning set forth in Section 6(b)(ii).

“Corporation Conversion Election Notice” shall have the meaning set forth in Section 6(b)(ii).

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“Corporation Redemption Closing Date” shall have the meaning set forth in Section 5(a).

“Corporation Redemption Date” shall mean December 12, 2022, March 12, 2023, June 12, 2023, and September 12, 2023 and each successive anniversary of such dates.

“Corporation Redemption Notice” shall have the meaning set forth in Section 5(a).

“Current Market Price” shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent ten (10) consecutive Trading Days ending on such date.

“Distributed Securities” shall mean rights, options or warrants to subscribe for or purchase any securities of the Corporation, other than those rights, options and warrants referred to in and treated under Section 6(e)(ii).

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the eleventh (11th) calendar day of each of January, April, July and October, commencing on October 11, 2015; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

“Dividend Payment Record Date” shall have the meaning set forth in Section 3(a).

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include September 30, 2015).

“Eligible Market” shall mean any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and any statute successor thereto, in each case as amended from time to time.

“FINRA” shall mean Financial Industry Regulatory Authority, Inc.

“FINRA Approval” shall have the meaning set forth in Section 7.

“GAAP” shall mean generally accepted accounting principles (GAAP), as in effect from time to time; provided, however, that any lease that is recharacterized as a capital lease and any obligations that are recharacterized as Capital Lease Obligations, in each case due to a change in GAAP after the Issue Date shall not be treated as a capital lease or Capital Lease Obligation, as the case may be, but shall instead be treated as it would have been in accordance with GAAP in effect on the Issue Date.

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“General Corporation Law” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Group Member” means any member of a “group” as such term is used in Regulation 13D under the Securities Act.

“Hedging Agreement” shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“holder” of Series D-2 Preferred Shares shall mean the stockholder in whose name such Series D-2 Preferred Shares are registered in the stock books of the Corporation.

“Holder Conversion Election Date” shall have the meaning set forth in Section 6(b)(i).

“Holder Conversion Election Notice” shall have the meaning set forth in Section 6(b)(i).

“Holder Redemption Closing Date” shall have the meaning set forth in Section 5(b).

“Holder Redemption Date” shall mean December 12, 2022, and each successive anniversary of such date.

“Holder Redemption Notice” shall have the meaning set forth in Section 5(b).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business)); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (including all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business)), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (e) all guarantees by such Person of obligations of others of the type referred to in clauses (a), (b), (c) or (f) of this defined term, (f) all Capital Lease Obligations of such Person, (g) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in each case, if and to the extent that any of the foregoing indebtedness (other than under the Hedging Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor.

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“Initial Conversion Price” shall mean $5.00.

“Issue Date” shall mean the date on which any Series D-2 Preferred Shares are issued and sold.

“Junior Shares” shall have the meaning set forth in Section 9.

“Liquidation” shall mean (A) a dissolution or winding up of the Corporation, whether voluntary or involuntary, (B) a consolidation or merger of the Corporation with and into one or more entities which are not Affiliates of the Corporation which results in a Change of Control, or (C) a sale or transfer of all or substantially all of the Corporation’s assets other than to an Affiliate of the Corporation.

“Liquidation Preference” shall mean (A) Twenty-Five Dollars ($25.00) in cash per Series D-2 Preferred Share plus (B) all accrued and unpaid dividends added thereto in accordance with Section 3(a).

“LTM Adjusted EBITDA” shall mean net income on a consolidated basis for the Corporation and its Subsidiaries, plus interest expense, plus tax expense, plus depreciation and amortization expense, plus employee share-based compensation expense, plus acquisition and integration related expenses, and plus equity issuance and related offering costs, in each case, for the trailing 12 calendar months (“Adjusted EBITDA”), and plus, without duplication, the Acquired EBITDA of any Pro Forma Entity acquired by the Corporation or a Subsidiary during such period to the extent not subsequently disposed by the Corporation, and calculated as if such acquisition occurred on the first day of such period with adjustments made through the date of acquisition.

“Luxor” shall mean Luxor Capital Group LP.

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“Luxor Group” shall mean Luxor together with any of its Affiliates that own Series D-2 Preferred Shares.

“Mandatory Conversion” shall have the meaning set forth in Section 6(a)(ii).

“Mandatory Conversion Right” shall have the meaning set forth in Section 6(a)(ii).

“Market Price” shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Shares are not listed or admitted for trading on NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Common Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.

“Merger Liquidation” shall have the meaning set forth in Section 4(b).

“Non-Electing Share” shall have the meaning set forth in Section 6(f).

“NYSE” shall mean the New York Stock Exchange.

“Optional Conversion” shall have the meaning set forth in Section 6(a)(i).

“Optional Conversion Right” shall have the meaning set forth in Section 6(a)(i).

“Parity Shares” shall have the meaning set forth in Section 9.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Pro Forma Entity” shall have the meaning set forth in the definition of Acquired EBITDA.

“Redemption” shall mean any redemption of Series D-2 Preferred Shares pursuant to Section 5.

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“Redemption Price” shall mean the product of (a) the number of Series D-2 Preferred Shares held by a holder of Series D-2 Preferred Shares being redeemed at any applicable time and (b) the Liquidation Preference plus an amount equal to all accrued and unpaid dividends thereon from the date immediately following the immediately preceding Dividend Payment Date to the applicable redemption date.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Senior Shares” shall have the meaning set forth in Section 9.

“Series B Preferred Shares” shall mean shares of the Corporation’s 11% Series B Preferred Stock, par value $0.001 per share.

“Series C Preferred Shares” shall mean shares of the Corporation’s 7% Series C Convertible Preferred Stock, par value $0.001 per share.

“Series D-1 Preferred Shares” shall mean shares of the Corporation’s 11% Series D-1 Preferred Stock, par value $0.001 per share.

“Series D-2 Preferred Shares” shall have the meaning set forth in Section 1.

“Series D-2 Preferred Stock” shall have the meaning set forth in the introductory paragraph of this Certificate of Designation.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D-2 Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Shares” shall mean the total number of shares of stock that the Corporation shall have authority to issue pursuant to Section 4.01 of the Certificate of Incorporation.

“Spin-Off” shall have the meaning set forth in Section 6(e)(iii).

“Subsidiary” or “subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries, and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Corporation.

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“Trading Day” shall mean any day on which the securities in question are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted for trading.

“Trading Market” shall mean whichever of the NYSE, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the securities in question are listed or quoted for trading on the date in question.

“Transaction” shall have the meaning set forth in Section 6(f).

“VWAP” shall mean the dollar volume-weighted average price for the securities in question on its Trading Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the securities in question on a particular date on any of the foregoing bases, the VWAP of the securities in question shall be the fair market value of the securities in question on such date as determined by the Board of Directors in good faith.

3.	Dividends.

(a)          The holders of Series D-2 Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends per Series D-2 Preferred Share payable in cash at the applicable Annual Dividend Rate; provided, however, that if any dividend payable on any Dividend Payment Date is not paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall automatically, without any further action by the Corporation, be added to the Liquidation Preference on the relevant Dividend Payment Date at the Annual Dividend Rate applicable with respect to dividends not paid in cash. Each such dividend payable in cash shall be payable in arrears to the holders of record of the Series D-2 Preferred Shares, as they appear on the stock records of the Corporation at the close of business on each record date, which shall not be more than 30 days preceding the applicable Dividend Payment Date (the “Dividend Payment Record Date”), as shall be fixed by the Board of Directors. The amount of accrued and unpaid dividends on any Series D-2 Preferred Stock at any date shall be the amount of any dividends thereon, calculated at the applicable Annual Dividend Rate, to and including such date, whether or not earned or declared, which have not been paid; provided that an amount equal to any dividend that was not paid in cash on any applicable Dividend Payment Date shall be added to the Liquidation Preference in accordance with this Section 3(a) and such dividend not paid in cash and so added shall not be considered as an accrued and unpaid dividend for any purposes hereof.

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(b)          The amount of dividends payable based on the Annual Dividend Rate for each full Dividend Period for the Series D-2 Preferred Shares shall be computed by dividing the applicable Annual Dividend Rate by four (4). The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series D-2 Preferred Shares shall be computed on the basis of four 90-day quarters and a 360-day year. Holders of Series D-2 Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends on the Series D-2 Preferred Shares as herein provided.

(c)          All dividends paid with respect to Series D-2 Preferred Shares shall be paid pro rata.

(d)          So long as any Series D-2 Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared and paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full accrued and unpaid dividends have been or contemporaneously are authorized and declared and paid in cash or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series D-2 Preferred Shares for the immediately preceding Dividend Period and on the Parity Shares for the immediately preceding dividend period applicable to the Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, for the Dividend Period referred to in the immediately preceding sentence, then all dividends authorized and declared upon Series D-2 Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series D-2 Preferred Shares and such class or classes or series of Parity Shares.

(e)          So long as any Series D-2 Preferred Shares are outstanding, no dividends shall be authorized and declared and paid or set apart for payment and no other distribution shall be authorized and declared and made upon Junior Shares (other than dividends or other distributions paid solely in Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion or exercise into or exchange for Junior Shares), unless in each case the full accrued and unpaid dividends on all outstanding Series D-2 Preferred Shares shall have been paid in cash and on any other Parity Shares shall have been previously paid for the immediately preceding Dividend Period and the immediately preceding dividend period applicable to the Parity Shares.

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(f)          In any case where any Dividend Payment Date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designation) payment of dividends need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date; provided, however, that no interest shall accrue on such amount of dividends for the period from and after such Dividend Payment Date.

4.	Liquidation Preference.

(a)          In the event of any Liquidation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series D-2 Preferred Shares shall be entitled (subject to the Continuation Right of such holders described below) to receive an amount equal to the greater of: (i) the Liquidation Preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding Dividend Payment Date to the date of the final distribution to such holder; and (ii) an amount per Series D-2 Preferred Share equal to the amount or consideration which would have been payable had each Series D-2 Preferred Share been converted into Common Shares pursuant to Section 6 hereof immediately prior to such Liquidation. Until the holders of the Series D-2 Preferred Shares have been paid the amount specified in the first sentence of this Section 4(a) in full, no payment will be made to any holder of Junior Shares upon Liquidation. If, upon any such Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series D-2 Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series D-2 Preferred Shares and such other Parity Shares ratably in accordance with the amounts that would be payable on such Series D-2 Preferred Shares and such other Parity Shares if all amounts payable thereon were paid in full.

(b)          In connection with a Merger Liquidation (as defined below), each holder of Series D-2 Preferred Shares shall have the right (a “Continuation Right”) to elect, by delivering written notice to the Corporation not less than five (5) Business Days prior to the Merger Liquidation, to require the Corporation to make provision for such holder’s Series D-2 Preferred Shares to be assumed by the surviving entity as described in Section 6(f); provided, however, notwithstanding the election by any of the holders of the Series D-2 Preferred Shares of the Continuation Right, the Corporation shall have the right, in connection with any Merger Liquidation, to elect, by delivering written notice to the holders of Series D-2 Preferred Shares at any time prior to the Merger Liquidation, to redeem any or all of the outstanding Series D-2 Preferred Shares for an amount per Series D-2 Preferred Share equal to the amount specified in the Section 4(a). A “Merger Liquidation” shall be a Liquidation which constitutes a consolidation or merger of the Corporation with one or more entities that are not Affiliates of the Corporation and as a result of which the Corporation is not the surviving entity. Upon a merger or consolidation of the Corporation with one or more entities that are Affiliates of the Corporation, the Corporation shall make provision for the Series D-2 Preferred Shares to be assumed by the surviving entity as described in Section 6(f).

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(c)          Notice of any Liquidation shall be given by mail, postage prepaid, not less than fifteen (15) days prior to the distribution or payment date stated therein, to each holder of record of Series D-2 Preferred Shares appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall state a distribution or payment date, the amount to be paid pursuant to Section 4(a) and the place where such amount shall be distributable or payable.

(d)          After the payment in cash to the holders of Series D-2 Preferred Shares of the full amount specified in the Section 4(a) with respect to outstanding Series D-2 Preferred Shares, the holders of outstanding Series D-2 Preferred Shares shall have no right or claim, based on their ownership of Series D-2 Preferred Shares, to any of the remaining assets of the Corporation. Subject to the rights of the holders of any Parity Shares, upon any Liquidation of the Corporation, after payment shall have been made in full to the holders of Series D-2 Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D-2 Preferred Shares and any Parity Shares as such shall not be entitled to share therein.

5.	Redemption.

(a)          Subject to Section 5(c), but not prior to December 12, 2022, the Corporation, at its option, shall have the right to redeem, on any Corporation Redemption Date, in whole or in part, Series D-2 Preferred Shares by providing, not less than 30 days prior to a Corporation Redemption Closing Date, written notice to each holder of its intent to redeem the Series D-2 Preferred Shares (each, a “Corporation Redemption Notice”) which will specify the number of Series D-2 Preferred Shares to be redeemed and the date set for such redemption, which date shall be no more than thirty (30) days after the Corporation Redemption Notice (the “Corporation Redemption Closing Date”); provided, however, that if such Redemption would result in the holders of Series D-2 Preferred Shares owning after such Corporation Redemption Closing Date Series D-2 Preferred Shares with an aggregate Liquidation Preference of less than $4,166,666.67 in the aggregate, then the Corporation shall be required to redeem all (and not less than all) of the Series D-2 Preferred Shares. Subject to Section 5(c), any such Redemption shall be paid in cash on the Corporation Redemption Closing Date, for the Series D-2 Preferred Shares specified in the Corporation Redemption Notice in an amount equal to the Redemption Price.

(b)          Subject to Section 5(c), but not prior to December 12, 2022, each holder, at its option, shall have the right, in its sole discretion, to require the Corporation to redeem, on any Holder Redemption Date, in whole or in part, its Series D-2 Preferred Shares by providing written notice to the Corporation of its intent to cause the Corporation to redeem such holder’s Series D-2 Preferred Shares (each, a “Holder Redemption Notice”) which will specify (i) the name of the holder delivering such Holder Redemption Notice, (ii) the number of Series D-2 Preferred Shares to be redeemed, and (iii) that such holder is exercising its option, pursuant to this Section 5, to require the Corporation to redeem shares of Series D-2 Preferred Shares held by such holder. The Corporation shall, within fifteen (15) Business Days of receipt of such Holder Redemption Notice, deliver to the holder exercising its rights to require redemption of the Series D-2 Preferred Shares a notice specifying the date set for such redemption, which date shall be no more than ninety (90) days after the Holder Redemption Notice (the “Holder Redemption Closing Date”). Subject to Section 5(c), any such Redemption shall be paid in cash on the Holder Redemption Closing Date, for the Series D-2 Preferred Shares specified in the Holder Redemption Notice in an amount equal to the Redemption Price.

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(c)          Any Redemption shall be paid only out of any cash or surplus available therefor under applicable Delaware law (including any cash or surplus made available as a result of any revaluation or otherwise in accordance with the terms of this Section 5(c)), and, if there is not a sufficient amount of cash or surplus available, then out of the remaining assets of the Corporation available therefor under applicable Delaware law (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors). In connection with a Redemption, the Corporation shall take all actions required or permitted under Delaware law to permit the Redemption of the Series D-2 Preferred Shares, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make funds available under applicable Delaware law for such Redemption or to determine the existence of sufficient surplus, and the Corporation shall apply all of its assets to any such Redemption except to the extent prohibited by Delaware law governing dividends to stockholders and redemption or repurchase of capital stock.

(d)          In the case of any Redemption, the rights of the holders of such Series D-2 Preferred Shares subject to Redemption shall cease only upon the payment in full of the Redemption Price. Until the payment in full of the Redemption Price to such holder, the Series D-2 Preferred Shares of such holder shall be deemed to be outstanding and such holder shall retain all rights with respect thereto, including the conversion rights as set forth in Section 6 hereof.

(e)          Whenever any shares of Series D-2 Preferred Stock are redeemed by the Corporation pursuant to this Section 5, the Corporation shall take all action as may be necessary to retire such redeemed shares and to cause such redeemed shares to resume the status of authorized and unissued preferred stock, without designation as to series.

6.	Conversion.

(a)          Subject to the terms and conditions contained in this Section 6, the Series D-2 Preferred Shares shall be convertible as follows:

(i)           from and after the Issue Date, the holders of Series D-2 Preferred Shares shall have the right, at their option (the “Optional Conversion Right”), to convert some or all of their Series D-2 Preferred Shares as set forth in the Holder Conversion Election Notice (as defined below) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding Dividend Payment Date to the date of conversion of such specified Series D-2 Preferred Shares by the Conversion Price (each an “Optional Conversion”); and

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(ii)         at any time following the date that is twenty-four (24) months following the Issue Date, provided that for the previous 30 consecutive full Trading Days prior to the Corporation Conversion Election Date (A) both the one-day VWAP and the daily Closing Price of a Common Share are each in excess of $50.66 (as adjusted for Common Share Events) and (B) Common Shares with an aggregate value of at least $10,000,000 have been traded on the Trading Market on each of such 30 consecutive full Trading Days, the Corporation shall have the right, at its option (the “Mandatory Conversion Right”), to convert up to such number of the outstanding shares of Series D-2 Preferred Shares as otherwise permitted under Section 7 into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding Dividend Payment Date to the date of conversion of such Series D-2 Preferred Shares by the Conversion Price (the “Mandatory Conversion”); provided, however, such Mandatory Conversion Right may not be exercised by the Corporation more than two (2) times in any twelve (12) month period.

(b)          Any Optional Conversion or the Mandatory Conversion shall be subject to the following terms and conditions, as applicable:

(i)          In order to exercise the Optional Conversion Right, the holder of Series D-2 Preferred Shares shall send a written notice to the Corporation (the “Holder Conversion Election Notice”) stating that the holder thereof has elected to convert Series D-2 Preferred Shares. The Holder Conversion Election Notice shall also state the number of Series D-2 Preferred Shares such holder wishes to convert and the number of Common Shares to be issued by the Corporation to such holder pursuant to the Optional Conversion. The holder of Series D-2 Preferred Shares shall include with the Holder Conversion Election Notice the certificate or certificates representing the Series D-2 Preferred Shares to be converted duly endorsed or assigned to the Corporation or in blank. As promptly as practicable, but in no event later that fifteen (15) Business Days, following receipt of a Holder Conversion Election Notice and the certificate or certificates representing the Series D-2 Preferred Shares to be converted, the Corporation shall (or shall cause a transfer agent for the Common Shares to) issue and shall deliver a certificate or certificates for the number of full Common Shares issuable upon such Optional Conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d), to such holder. If fewer than all the Series D-2 Preferred Shares represented by a certificate delivered to the Corporation pursuant to this Section 6(b)(i) are to be converted pursuant to a Holder Conversion Election Notice, upon such conversion the Corporation shall (or shall cause a transfer agent for the Series D-2 Preferred Shares to) also issue and deliver to the holder of Series D-2 Preferred Shares a new certificate representing the Series D-2 Preferred Shares not so converted.

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(ii)         In order to exercise the Mandatory Conversion Right, the Corporation shall send a written notice to the holders of Series D-2 Preferred Shares (the “Corporation Conversion Election Notice”) that the Corporation has elected to exercise the Mandatory Conversion Right and convert such Series D-2 Preferred Shares (the date of such written notice, the “Corporation Conversion Election Date”) and which shall include the one-day VWAP, daily Closing Price and the trading volume of the Common Shares for the 30 full Trading Days preceding the date of the Corporation Conversion Election Notice, and the number of Common Shares to be issued in the Mandatory Conversion. Following the receipt of the Corporation Conversion Election Notice, the applicable holder of Series D-2 Preferred Shares shall surrender to the Corporation the certificate or certificates representing the Series D-2 Preferred Shares so converted, duly endorsed or assigned to the Corporation or in blank. As promptly as practicable, but in no event later than fifteen (15) Business Days, following receipt of the certificate or certificates representing the Series D-2 Preferred Shares converted in the Mandatory Conversion, the Corporation shall (or shall cause a transfer agent for the Common Shares to) issue and deliver, a certificate or certificates for the number of full shares of Common Shares issuable upon such Mandatory Conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d), to the holders entitled to receive the same. Notwithstanding anything in this Section 6(b)(ii) to the contrary but subject to the limitations set forth in Section 7, upon the close of business on the Corporation Conversion Election Date, the number Series D-2 Preferred Shares converted in the Mandatory Conversion shall automatically be deemed converted into Common Shares, which Common Shares shall be deemed to be outstanding of record, and all rights with respect to such Series D-2 Preferred Shares so converted, including any rights, if any, to receive notices and vote (other than as holders of Common Shares), will terminate, except for the right to receive the number of Common Shares into which such Series D-2 Preferred Shares have been converted.

(iii)        Unless the Common Shares issuable on an Optional Conversion or Mandatory Conversion are to be issued in the same name as the name in which such Series D-2 Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(iv)        Holders of Series D-2 Preferred Shares at the close of business on any Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof (in addition to any accrued and unpaid dividends to the date of conversion) following such Dividend Payment Record Date and prior to such Dividend Payment Date. A holder of Series D-2 Preferred Shares on a Dividend Payment Record Date whose Series D-2 Preferred Shares are thereafter converted into Common Shares on or before such Dividend Payment Date will receive the dividend payable by the Corporation on such Series D-2 Preferred Shares on such Dividend Payment Date.

(c)          Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date the Corporation receives the Holder Conversion Election Notice and related stock certificates (the date of such receipt by the Corporation, the “Holder Conversion Election Date”) and the Person or Persons in whose name or names any Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be on such date.

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(d)          No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series D-2 Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series D-2 Preferred Share, the Corporation shall pay to the holder of such Series D-2 Preferred Share an amount in cash based upon the Current Market Price of a Common Share on the Trading Day immediately preceding the Holder Conversion Election Date or Corporation Conversion Election Date, as applicable. If more than one Series D-2 Preferred Share shall be converted at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D-2 Preferred Shares so converted.

(e)          The Conversion Price shall be adjusted from time to time as follows:

(i)          If, after the Issue Date, the Corporation (A) pays a dividend or makes a distribution on its shares of capital stock in Common Shares, (B) subdivides its outstanding Common Shares into a greater number of shares, (C) combines its outstanding Common Shares into a smaller number of shares or (D) issues any shares of capital stock by reclassification of its Common Shares (the events set forth in clauses (A), (B), (C) and (D) above being hereinafter referred to as the “Common Share Events”), the Conversion Price shall be adjusted so that the holder of any Series D-2 Preferred Share thereafter converted shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any Common Share Event had such Series D-2 Preferred Share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (f) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)         If, after the Issue Date, the Corporation issues rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect at such time by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Shares would purchase at such Current Market Price, and the denominator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to paragraph (f) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive, absent manifest error.

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(iii)        If the Corporation distributes to all holders of its Common Shares any shares of capital stock of the Corporation (other than Common Shares), cash, assets, evidence of its indebtedness, or Distributed Securities, then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect at such time by (B) a fraction, the numerator of which shall be the Current Market Price per Common Share on the date fixed for the determination of the stockholders entitled to receive such distribution less the then fair market value (as determined by the Board of Directors, or a committee thereof, whose determination shall be conclusive, absent manifest error and subject to the adjustment for Spin-Offs set forth herein) of the portion of such shares of capital stock, cash, assets or evidences of indebtedness or Distributed Securities applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to paragraph (f) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Distributed Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of stockholders entitled to such distribution of such Distributed Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series D-2 Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a Person converting a Series D-2 Preferred Share would no longer be entitled to receive such Distributed Security with a Common Share (other than as a result of the termination of all such Distributed Securities), a distribution of such Distributed Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and shall be adjusted as of the date fixed for the determination of the stockholders entitled to receive such distribution, with any subsequent adjustments being reapplied as appropriate).

With respect to an adjustment pursuant to this subparagraph (iii) where there has been a payment of a dividend or other distribution on the Common Shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary of the Corporation or other business unit of the Corporation (a “Spin-Off”), then if the VWAP of the capital stock or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the 10 consecutive Trading Day period beginning on the fifth trading day after the effective date of the Spin-Off exceeds the fair market value as determined by the Board of Directors, then the Conversion Price shall be re-adjusted using such VWAP as the fair market value.

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The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series D-2 Preferred Shares shall not be entitled to receive rights, including exchange rights (the “Rights”), pursuant to any stockholders protective rights agreement that may be adopted by the Corporation as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Distributed Securities for the purposes of any Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Conversion Price adjustment pursuant to this Section 6; provided, however, that in lieu of any adjustment to the Conversion Price as a result of any such distribution or occurrence, the Corporation shall make provision so that Rights, to the extent issuable at the time of conversion of any Series D-2 Preferred Shares into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in such stockholders protective rights agreement.

(iv)        If, at any time or from time to time after the Issue Date, the Corporation issues or sells any Common Shares (other than in connection with any underwritten public offering and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis) (“Additional Shares”) for a consideration per share that is less than the Current Market Price on the Business Day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Additional Shares, then the Conversion Price shall be reduced to an amount determined by multiplying the Conversion Price in effect at such time by a fraction of which (x) the numerator is the sum of (i) the product of (A) the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by (B) the greater of (1) the Conversion Price in effect at such time and (2) the Closing Price on the date preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Additional Shares (the greater of (1) and (2) above hereinafter referred to as the “Adjustment Price”) and (ii) the aggregate consideration receivable by the Corporation for the total number of Common Shares so issued or sold, and (y) the denominator equals the product of (i) the sum of (A) the total number of Common Shares outstanding immediately prior to such issuance or sale and (B) the number of additional Common Shares issued or sold, multiplied by (ii) the Adjustment Price. An adjustment made pursuant to this subparagraph (iv) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

(v)         Other than adjustments for cash dividends paid on Common Shares pursuant to Section 6(e)(iii) above, no adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided further, however that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for (A) the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan, or (B) the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (e) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such adjustments in the Conversion Price, in addition to those required by this paragraph (e), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

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(f)          If the Corporation becomes party to any transaction (including without limitation a merger, consolidation, self-tender offer for all or substantially all Common Shares outstanding or recapitalization of the Common Shares but excluding any Common Share Events (each of the foregoing being referred to herein as a “Transaction”)), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series D-2 Preferred Share that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series D-2 Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (f) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (f), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D-2 Preferred Shares that will contain provisions enabling the holders of the Series D-2 Preferred Shares that remain outstanding after such Transaction to convert their Series D-2 Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (f) shall similarly apply to successive Transactions.

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(g)          If:

(i)          the Corporation pays a dividend on (or makes any other distribution on or repurchases) the Common Shares; or

(ii)         the Corporation grants to the holders of the Common Shares rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants (other than Rights to which the second paragraph of subparagraph (e)(iii) of this Section 6 applies); or

(iii)        there shall occur any reclassification of the Common Shares (other than an event to which subparagraph (e)(i) of this Section 6 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a self-tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any stockholders of the Corporation is required; or

(iv)        there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be prepared and delivered to the holders of the Series D-2 Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or grant of rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, self-tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, self-tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 6.

(h)          Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare and deliver to the holders of the Series D-2 Preferred Shares a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Corporation shall mail such notice and such certificate to the holders of each Series D-2 Preferred Share at such holder’s last address as shown on the stock records of the Corporation.

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(i)          In any case in which paragraph (e) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series D-2 Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (f) of this Section 6.

(j)          There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(k)          If the Corporation takes any action affecting the Common Shares, other than action described in this Section 6, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series D-2 Preferred Shares, the Conversion Price for the Series D-2 Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(l)          The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series D-2 Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series D-2 Preferred Shares not theretofore converted. For purposes of this paragraph (l), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series D-2 Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(m)          The Common Shares issued by the Corporation in an Optional Conversion or Mandatory Conversion, as applicable shall, upon issuance to such holder, be freely transferrable whether pursuant to Rule 144 without any volume limitations or issued pursuant to an effective registration statement. Any Common Shares issued upon conversion of the Series D-2 Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series D-2 Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price. The Corporation shall endeavor to list the Common Shares required to be delivered upon conversion of the Series D-2 Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

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(n)          The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series D-2 Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series D-2 Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(o)          If the Conversion Price is adjusted from time to time in accordance with this Section 6 as the result of an event that alters the number of outstanding Common Shares (or an event in connection with which the Corporation issues any rights, options or warrants or other securities that, upon exercise or conversion (or otherwise), and such issuance would then alter the number of outstanding Common Shares), then the number of Common Shares issuable hereunder shall be adjusted by multiplying (A) the Common Shares issuable hereunder at such time by (B) a fraction, the numerator of which shall be the Conversion Price (prior to such adjustment) and the denominator of which shall be the Conversion Price (following such adjustment).

7.	Ownership Limits

(a)          At any time when a holder of Series D-2 Preferred Shares that is a member of the Luxor Group then Beneficially Owns 9.9% or less, but greater than 4.9%, of the Common Shares outstanding and notwithstanding any other provision contained herein or in the Certificate of Incorporation, in no event will such holder of Series D-2 Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares (taking into account Common Shares owned by any Person deemed to be, with respect to such shares, a Beneficial Owner and Common Shares issuable upon conversion of the Series D-2 Preferred Shares or otherwise) that, when taken together with the Common Shares otherwise held, collectively exceeds 9.9% of the Common Shares outstanding on the Trading Day immediately preceding the Holder Conversion Election Date or Corporation Conversion Election Date, as applicable (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion) (the “9.9% Cap”). Each holder of Series D-2 Preferred Shares that is a member of the Luxor Group, on the one hand, and the Corporation, on the other hand, agrees that this provision is for the benefit of such holder and can be waived by such holder of Series D-2 Preferred Shares on 65 days prior written notice to the Corporation.

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(b)          At any time when a holder of Series D-2 Preferred Shares that is a member of the Luxor Group then Beneficially Owns 4.9% or less of the Common Shares outstanding and notwithstanding any other provision contained herein or in the Certificate of Incorporation, in no event will such holder of Series C Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares (taking into account Common Shares owned by any Person deemed to be, with respect to such shares, a Beneficial Owner or Group Member, and Common Shares issuable upon conversion of the Series D-2 Preferred Shares or otherwise) that, when taken together with the Common Shares otherwise held, collectively exceeds 4.9% of the Common Shares outstanding on the Trading Day immediately preceding the Holder Conversion Election Date or Corporation Conversion Election Date, as applicable (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion) (the “4.9% Cap”). Each holder of Series D-2 Preferred Shares that is a member of the Luxor Group, on the one hand, and the Corporation, on the other hand, agrees that this provision is for the benefit of such holder and can be waived by such holder of Series D-2 Preferred Shares on 65 days prior written notice to the Corporation.

(c)          In no event will a holder of Series D-2 Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares that would result in the ownership of an aggregate number of Common Shares, when taken together with any other Common Shares then held by such holder and persons aggregated with such holder under FINRA rules, in excess of 24.9% of the Common Shares outstanding on the Trading Day immediately preceding the Holder Conversion Election Date (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion) (the “24.9% Share Cap”), unless such ownership of Common Shares in excess of the 24.9% Share Cap is duly approved in advance by FINRA (such approval, the “FINRA Approval”).

(d) In no event will a holder of Series D-2 Preferred Shares be allowed to accept Common Shares issuable upon conversion of the Series D-2 Preferred Shares until shareholder consent is obtained in accordance with New York Stock Exchange (“NYSE”) rules. ..

8.	Voting; Directors; Covenants.

(a)          Except as otherwise set forth herein or in the Certificate of Incorporation or by law specifically provided, the holders of Series D-2 Preferred Shares shall have no voting rights whatsoever. As to matters upon which holders of Series D-2 Preferred Shares are entitled to vote, the holder thereof shall be entitled to one (1) vote per Series D-2 Preferred Share, except in respect of the voting rights set forth in Section 8(b) hereof.

(b)          The holders of the Series D-2 Preferred Shares:

(i)          shall be entitled to vote with the holders of the Common Shares on all matters submitted for a vote of holders of Common Shares (whether at a meeting of such holders or by written consent), voting together with the holders of Common Shares (and not as a separate class or series),

(ii)         shall be entitled to a number of votes equal to the number of votes to which Common Shares issuable upon conversion of the Series D-2 Preferred Shares would have been entitled if such Common Shares had been issued and outstanding at the time of the applicable record date, and

(iii)        shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation.

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provided that until the FINRA Approval has been obtained, in no event will a holder of Series D-2 Preferred Shares have a number of votes on any matter submitted for a vote of holders of Common Shares that, when taken together with the votes of any other Preferred Shares and Common Shares then held by such holder and persons aggregated with such holder under FINRA rules, exceeds 24.9% of total number of votes entitled to be voted on such matter; and provided further that until shareholder consent is obtained in accordance with NYSE rules, in no event will a holder of Series D-2 Preferred Shares be entitled to vote the Series D-2 Shares on any matter submitted for a vote of holders of Common Shares

(c)          So long as any Series D-2 Preferred Shares remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the Corporation shall not, directly or indirectly (including through merger or consolidation with any other corporation) and shall not permit any of its Subsidiaries to, without the affirmative vote at a meeting or the written consent without a meeting of the holders of at least a majority of Series D-1 Preferred Shares and Series D-2 Preferred Shares, voting as a single class (other than Section 8(j)(ii) below, which shall only require the affirmative vote of the holders of at least a majority of the Series D-1 Preferred Shares):

(i)          authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, Preferred Stock or any other capital stock of the Corporation, which shares rank senior to or on a parity with Series D-2 Preferred Shares (other than (A) the Series B Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares or the Series D-1 Preferred Shares, or (B) any prior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation (other than the issuance of any Additional Shares pursuant to Section 6(e)), or authorize or create, or increase the authorized number of, any class or series of capital stock of the Corporation the shares of which rank senior to or on a parity with Series D-2 Preferred Shares (other than (A) the Series B Preferred Shares, the Series C Preferred Shares or the Series D-1 Preferred Shares, or (B) any senior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation or any security convertible into, or convertible or exchangeable for, shares of any such class or series (other than any increase in the authorized number of Series D-2 Preferred Shares);

(ii)         amend, alter or repeal any of the provisions of the Certificate of Designation designating the 11% Series D-2 Convertible Preferred Stock as a series of Preferred Stock, the Certificate of Incorporation or the Bylaws of the Corporation so as to materially and adversely affect the powers, designations, preferences and rights of the Series D-2 Preferred Shares or change the size of the Board of Directors; provided, however, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Shares shall not be deemed to affect adversely the powers, designations, preferences and rights of the Series D-2 Preferred Shares or the holders thereof;

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(iii)        enter into any transaction or series of related transactions with any Affiliate of the Corporation or any of its subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Corporation or such subsidiary as would reasonably be obtained by the Corporation or such subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; or

(iv)        contract, create, incur, or assume any Indebtedness or guarantee any Indebtedness if, at the time of or after giving effect to such contract, creation, incurrence, assumption or guarantee, the aggregate outstanding amount of all Indebtedness on a consolidated basis of the Corporation and its Subsidiaries equals or exceeds or would equal or exceed 4.0 times LTM Adjusted EBITDA.

9.	Rank.

The Series D-2 Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all Common Shares, and senior to all other equity securities of the Corporation other than equity securities referred to in clauses (ii) and (iii) of this sentence (“Junior Shares”); (ii) to the extent authorized under Section 8(c)(i) of this Certificate of Designation, on a parity with the Series B Preferred Shares, Series C Preferred Shares and Series D-1 Preferred Shares and all other equity securities of the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series D-2 Preferred Shares with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation (“Parity Shares”); and (iii) to the extent authorized under Section 8(c)(i) of this Certificate of Designation, junior to all equity securities of the Corporation the terms of which specifically provide that such equity securities rank senior to the Series D-2 Preferred Shares with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation (“Senior Shares”). The term “equity securities” does not include convertible debt securities (the issuance of which, for the avoidance of doubt, shall be subject to Section 8(c)(iii)).

10.         Record Holders.

The Corporation may deem and treat the record holder of any Series D-2 Preferred Shares as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

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11.         Reports to Holders.

So long as any Series D-2 Preferred Shares remain outstanding, if the Corporation is not required to file information, documents or reports pursuant to either of Section 13 or Section 15(d) of the Exchange Act, and is required by any debt financing agreement to provide quarterly reports, the Corporation shall cause quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by the Corporation’s independent certified public accountants) which the Corporation would be required to file under Section 13 of the Exchange Act if it had a class of securities listed on a national securities exchange to be mailed to each holder of record of Series D-2 Preferred Shares appearing on the stock books of the Corporation as of the date of such mailing at the address of said holder shown therein within fifteen (15) days after the date when such report would have been required to be filed under Section 13 of the Exchange Act. If the Corporation is no longer a party to any debt financing agreement which requires the preparation of quarterly reports, the Corporation shall cause the annual reports of each of its broker-dealer subsidiaries (containing audited statements) that the Corporation must provide to FINRA, to be mailed to each holder of record of Series D-2 Preferred Shares appearing on the stock books of the Corporation as of the date of such mailing at the address of said holder shown therein within fifteen (15) days after the date when such reports are required to be filed with FINRA.

12.         Preemptive Rights.

No holder of Series D-2 Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued Shares (whether now or hereafter authorized) or securities of the Corporation convertible into, or carrying a right to subscribe to or acquire, Shares.

13.         No Other Rights.

The Series D-2 Preferred Shares shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation or as may be provided by law.

14.         Waiver.

Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D-2 Preferred Shares granted hereunder may be waived as to all Series D-2 Preferred Shares (and the holders thereof) upon the approval of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the Series D-2 Preferred Shares then outstanding.

[Signature Page Follows.]

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IN WITNESS WHEREOF, RCS Capital Corporation has caused this Certificate to be duly executed in its name and on its behalf by its _____________ this __th day of ______, 2015.

RCS CAPITAL CORPORATION

By:
Name:
Title:

EXHIBIT B

Purchased Shares

Investor	Purchased Shares

Luxor Capital Partners, LP	297,280 Shares of Series D-2 Preferred Stock
Luxor Capital Partners Offshore Master Fund, LP	123,600 Shares of Series D-2 Preferred Stock
Luxor Wavefront, LP	55,960 Shares of Series D-2 Preferred Stock
Thebes Offshore Master Fund, LP	23,160 Shares of Series D-2 Preferred Stock

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